Exhibit 10.53

TERM LOAN AND SECURITY AGREEMENT

Dated as of September 27, 2002

Among

THE FINANCIAL INSTITUTIONS NAMED HEREIN

as the Lenders,

GENERAL ELECTRIC CAPITAL CORPORATION

as the Agent,

GECC CAPITAL MARKETS GROUP, INC.

as the Sole Arranger and Syndication Agent,

BANK OF AMERICA, N.A.

as the Documentation Agent,

and

ADVANCED MICRO DEVICES, INC., and

AMD INTERNATIONAL SALES AND SERVICE, LTD.,

collectively, as the Borrower

i

v

EXHIBITS AND SCHEDULES

EXHIBIT A – FORM OF ASSIGNMENT OF RENTS AND LEASES

EXHIBIT B – FORM OF DEED OF TRUST

EXHIBIT C – FORM OF ENVIRONMENTAL INDEMNITY

EXHIBIT D – [RESERVED]

EXHIBIT E – FORM OF NOTICE OF BORROWING

EXHIBIT F – FORM OF PROMISSORY NOTE

EXHIBIT G – FORM OF ASSIGNMENT AND ACCEPTANCE

SCHEDULE A – PRINCIPAL AMORTIZATION SCHEDULE

SCHEDULE 6.3 – BORROWER FACILITIES

SCHEDULE 8.3 – ORGANIZATION AND QUALIFICATIONS

SCHEDULE 8.5 – SUBSIDIARIES

SCHEDULE 8.8 – DEBT

SCHEDULE 8.10 – TITLE TO PROPERTY

SCHEDULE 8.11 – TRADE NAMES

SCHEDULE 8.12 – LITIGATION

SCHEDULE 8.15 – ENVIRONMENTAL LAW

SCHEDULE 8.22 – INTELLECTUAL PROPERTY

SCHEDULE 9.11 – GUARANTIES

SCHEDULE 9.17 – EXISTING LIENS

TERM LOAN AND SECURITY AGREEMENT

Term Loan and Security Agreement, dated as of September 27, 2002, among the financial institutions listed on the signature pages hereof (such financial institutions, together with their respective successors and assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (in its individual capacity, “GECC”) with an office at 401 Merritt Seven, 2nd Floor, Norwalk, Connecticut 06856, as agent for the Lenders (in its capacity as agent for itself and the Lenders, together with its successors or affiliates in such capacity, the “Agent”), GECC CAPITAL MARKETS GROUP, INC., a Delaware corporation, as Sole Arranger and Syndication Agent (in such capacity, the “Syndication Agent”), BANK OF AMERICA, N.A. (in its individual capacity, the “Bank”) with an office at 55 South Lake, Suite 900, Pasadena, CA 91101, as documentation agent for itself and the Lenders (in its capacity as documentation agent, the “Documentation Agent”) and Advanced Micro Devices, Inc. (the “Parent”), a Delaware corporation, with offices at One AMD Place, Sunnyvale, CA 94088 and AMD International Sales and Service, Ltd. (“AMDISS”), a Delaware corporation, as co-borrowers (individually and collectively, the “Borrower”).

W I T N E S S E T H

WHEREAS, the Borrower has requested the Lenders to make available to the Borrower term loans not to exceed in the aggregate $155,000,000 to be secured by certain property, plant and equipment located at the Parent’s Fab 25 semiconductor manufacturing facility in Austin, Texas, and certain accounts, inventory and other personal property;

WHEREAS, the Lenders have agreed to make available to the Borrower term loans upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the Lenders, the Agent, and the Borrower hereby agree as follows.

ARTICLE 1

INTERPRETATION OF THIS AGREEMENT

1.1  Definitions.    As used herein:

“Accounts” means, in respect of each Borrower, all of such Borrower’s now owned or hereafter acquired or arising accounts, and any other rights to payment for the sale or lease of goods or rendition of services, whether or not they have been earned by performance.

“Account Debtor” means each Person obligated in any way on or in connection with an Account.

“ACH Transactions” means any cash management or related services including the automatic clearing house transfer of funds by the Bank for the account of the Borrower pursuant to agreement or overdrafts.

“Adjusted Net Earnings from Operations” means, with respect to any fiscal period of the Parent, the Parent’s net income after provision for income taxes for such fiscal period, as determined on a consolidated basis in accordance with GAAP and reported on the Financial Statements for such period, excluding any and all of the following included in such net income: (a) gain arising from the sale of any capital assets; (b) gain arising from any write-up in the book value of any asset; (c) earnings of any Person, substantially all the assets of which have been acquired by the Parent or any Subsidiary in any manner, to the extent realized by such other Person prior to the date of acquisition; (d) earnings of any Person in which the Parent or any Subsidiary has an ownership interest unless (and only to the extent) such earnings shall actually have been received by the Parent or any such Subsidiary in the form of cash distributions; (e) earnings of any Person to which assets of the Parent or any Subsidiary shall have been sold, transferred or disposed of, or into which the Parent or any Subsidiary shall have been merged, or which has been a party with the Parent or any Subsidiary to any consolidation or other form of reorganization, prior to the date of such transaction; (f) gain arising from the acquisition of debt or equity securities of the Parent or any Subsidiary or from cancellation or forgiveness of Debt; (g) gain arising from extraordinary items, as determined in accordance with GAAP, or from any other non-recurring transaction; (h) interest income; and (i) non-cash restructuring charges.

“Adjusted Tangible Assets” means all of the Parent’s assets, determined on a consolidated basis in accordance with GAAP, except: (a) deferred assets, other than prepaid insurance and prepaid taxes; (b) patents, copyrights, trademarks, trade names, franchises, goodwill, and other similar intangibles; (c) unamortized debt discount and expense; (d) assets of the Parent or any Subsidiary constituting Intercompany Accounts; and (e) fixed assets to the extent of any write-up in the book value thereof resulting from a revaluation effective after July 13, 1999.

“Adjusted Tangible Net Worth” means, at any date: (a) the book value (after deducting related depreciation, obsolescence, amortization, valuation, and other proper reserves as determined in accordance with GAAP) at which the Adjusted Tangible Assets would be shown on a balance sheet of the Parent at such date prepared on a consolidated basis in accordance with GAAP less (b) the amount at which the Parent’s liabilities would be shown on such consolidated balance sheet, including as liabilities all reserves for contingencies and other potential liabilities which would be required to be shown on such balance sheet.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person or which owns, directly or indirectly, ten percent (10%) or more of the outstanding equity interest of such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agent” has the meaning specified in the introductory paragraph.

“Agent’s Liens” means the Liens in the Collateral granted to the Agent, for the benefit of the Lenders and the Agent, pursuant to this Agreement and the other Loan Documents.

“Agent-Related Persons” means each of the Agent (including any successor administrative agent) and the Documentation Agent, together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Aggregate Term Loan Outstandings” means, at any time, the unpaid principal balance of the Loans.

“Agreement” means this Term Loan and Security Agreement.

“AMDISS” has the meaning specified in the introductory paragraph.

“Anniversary Date” means each anniversary of the Closing Date.

“Applicable Margin” means (i) with respect to LIBOR Rate Loans, 4.00%, and (ii) with respect to Base Rate Loans, in the event of an automatic conversion as provided in Section 5.6, a percentage equal to (A)(1) the LIBOR Rate in effect immediately prior to such automatic conversion plus (2) 4.00% minus (B) the Base Rate in effect at the time of such automatic conversion.

“Assignee” has the meaning specified in Section 13.3(a).

“Assignment and Acceptance” has the meaning specified in Section 13.3(a).

“Assignment of Rents and Leases” means the Assignment of Rents and Leases entered into by the Parent, in favor of the Agent for the benefit of the Lenders, in substantially the form of Exhibit A.

“Attorney Costs” means and includes all fees, expenses and disbursements of any law firm or other counsel engaged by the Agent and all fees, expenses and disbursements of any law firm or other counsel engaged by the Documentation Agent; provided, that the Borrower shall not be obligated to pay for any such fees, expenses and disbursements of counsel engaged by the Documentation Agent (solely in its capacity as such) after the Closing Date.

“Bank” has the meaning specified in the introductory paragraph.

“Bank Products” means any one or more of the following types of services or facilities extended to the Borrower by the Bank or any Affiliate of the Bank pursuant to the Existing Senior Credit Facility in reliance on the Bank’s agreement to indemnify such Affiliate which are requested by the Borrower: (i) credit cards; (ii) ACH Transactions; (iii) Rate Protection Arrangements; and (iv) foreign exchange contracts.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.).

“Base Rate” means, as of any date of determination, the rate for one-month nonfinancial commercial paper reported as being in effect on such day (unless such day is not a Business Day, in which event the next preceding Business Day will be used) by the Federal Reserve Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day) or, if such rate is not so reported on such day or such next preceding Business Day, the average of the quotations for one-month nonfinancial commercial paper of major money center banks in New York City received at approximately 10:00 a.m., New York City time, on such day (unless such day is not a Business Day, in which event the next preceding Business Day will be used) by the Agent from three negotiable commercial paper dealers of recognized standing selected by it.

“Base Rate Loan” means a Loan during any period in which it bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph.

“Borrowing” means a borrowing hereunder consisting of Loans made on the same day by the Lenders to the Borrower.

“Business Day” means (a) any day that is not a Saturday, Sunday, or a day on which banks in San Francisco, California or New York, New York are required or permitted to be closed, and (b) with respect to all notices, determinations, fundings and payments in connection with the LIBOR Rate or LIBOR Rate Loans, any day that is a Business Day pursuant to clause (a) above and that is also a day on which trading in Dollars is carried on by and between banks in the London interbank market.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

“Capital Expenditures” means all payments due (whether or not paid) in respect of the cost of any fixed asset or improvement, or replacement, substitution, or addition thereto, which has a useful life of more than one year, including those costs arising in connection with the direct or indirect acquisition of such asset by way of increased product or service charges or in connection with a Capital Lease.

“Capital Lease” means any lease of property by the Parent or any Subsidiary which, in accordance with GAAP, should be reflected as a capital lease on the consolidated balance sheet of the Parent.

“Change of Control” means (a) the direct or indirect acquisition by any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act), or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act), of:

(i)  beneficial ownership of issued and outstanding shares of voting stock of the Parent, the result of which acquisition is that such person or such group possesses in excess of 35% of the combined voting power of all then-issued and outstanding voting stock of the Parent, or

(ii)  the power to elect, appoint or cause the election or appointment of at least a majority of the members of the Board of Directors of the Parent; or

(b)  any decrease in the Parent’s percentage ownership of, voting control over or economic rights in AMDISS after the Closing Date.

“Closing Date” has the meaning specified in Section 10.1.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute, and regulations promulgated thereunder.

“Collateral” means collectively the Term Priority Collateral and the Revolver Collateral, and all other property now existing or hereafter acquired which may at any time be or become subject to a Lien in favor of the Agent or the Lenders pursuant to the Collateral Documents or otherwise, securing the payment and performance of the Obligations.

“Collateral Documents” means this Agreement, the Deed of Trust, the Assignment of Rents and Leases, the Environmental Indemnity, the Reciprocal Easement Agreement and any other agreement pursuant to which the Borrower or any other Person provides a Lien on its assets in favor of the Lenders or the Agent for the benefit of the Lenders to secure the Obligations and all financing statements, fixture filings, assignments, acknowledgments and other filings, documents and agreements made or delivered pursuant thereto.

“Commitment” means, at any time with respect to a Lender, the principal amount set forth beside such Lender’s name under the heading “Commitment” on the signature pages of this Agreement or set forth in an Assignment and Acceptance delivered pursuant to Section 13.3, and “Commitments” means, collectively, the aggregate amount of the Commitments of all of the Lenders.

“Contaminant” means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos in any form or condition, polychlorinated biphenyls (“PCBs”), radioactive substance, or any constituent of any such substance or waste.

“Debt” means all liabilities, obligations and indebtedness of the Parent or any Subsidiary to any Person, of any kind or nature, now or hereafter owing, arising, due or payable, howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise, and including, without in any way limiting the generality of the foregoing: (i) the Parent’s or any Subsidiary’s liabilities and obligations to trade creditors; (ii) all Obligations; (iii) all obligations and liabilities of any Person secured by any Lien on the Parent’s or any Subsidiary’s property, even though the Parent or such Subsidiary shall not have assumed or become liable for the payment thereof; provided, however, that all such obligations and liabilities which are limited in recourse to such property shall be included in Debt only to the extent of the book value of such property as would be shown on a balance sheet of the Parent prepared on a consolidated basis in accordance with GAAP; (iv) all obligations or liabilities created or arising under any Capital Lease or conditional sale or other title retention agreement with respect to property used or acquired by the Parent or any Subsidiary, even if the rights and remedies of the lessor, seller or lender thereunder are limited to repossession of such property; provided, however, that all such obligations and liabilities which are limited in recourse to such property shall be included in Debt only to the extent of the book value of such property as would be shown on a balance sheet of the Parent prepared on a consolidated basis in accordance with GAAP; and (v) all obligations and liabilities under Guaranties. Notwithstanding the foregoing, “Debt” shall exclude all accrued pension fund and other employee benefit plan obligations and liabilities, all deferred taxes and all obligations and liabilities in respect of Rate Protection Arrangements.

“Debt For Borrowed Money” means, as to any Person, Debt for borrowed money or as evidenced by notes, bonds, debentures or similar evidences of any such Debt of such Person, the deferred and unpaid purchase price of any property or business (other than trade accounts payable incurred in the ordinary course of business and constituting current liabilities) and all obligations under Capital Leases.

“Deed of Trust” means the Commercial Deed of Trust, Assignment of Rents and Leases, Security Agreement, Fixture Filing and Financing Statement from the Parent, as trustor, to the trustee named therein and for the Agent, as beneficiary, in substantially the form of Exhibit B.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Defaulting Lender” has the meaning specified in Section 2.6(i).

“Default Rate” means a fluctuating per annum interest rate at all times equal to the sum of (a) the otherwise applicable Interest Rate plus (b) two percent (2%). Each Default Rate shall be adjusted simultaneously with any change in the applicable Interest Rate.

“Disposition” means the sale, lease, conveyance or other disposition of Machinery & Equipment permitted under Section 9.8.

“Distribution” means, in respect of any corporation: (a) the payment or making of any dividend or other distribution of property in respect of capital stock (or any options or warrants for such stock) of such corporation, other than distributions in capital stock (or any options or warrants for such stock) of the same class; or (b) the redemption or other acquisition by such corporation of any capital stock (or any options or warrants for such stock) of such corporation.

“DOL” means the United States Department of Labor or any successor department or agency.

“Dollar” and “$” means dollars in the lawful currency of the United States.

“Domestic Cash” means, as of any date of determination, the amount on such date of all Dollar-denominated cash and cash equivalents (determined in accordance with GAAP) of the Borrower and its U.S. Subsidiaries on deposit or otherwise located in the United States on such date, which cash and cash equivalents are not subject to any Liens (excluding Liens pursuant to Section 6.1 hereof, Liens securing the Existing Senior Credit Facility and Liens permitted under clause (h) of the definition of “Permitted Liens,” but in any event including Liens permitted under clause (l) of the definition of “Permitted Liens”).

“Dresden Agreements” means (i) that certain Syndicated Loan Agreement, dated as of March 11, 1997, among AMD Saxony Manufacturing GmbH, as Borrower, Dresdner Bank Luxembourg S.A., as Agent and Paying Agent, Dresdner Bank AG, as Security Agent, and the lenders party thereto, as amended on February 6, 1998, June 29, 1999, and February 20, 2001, and as further amended on or June 3, 2002 (as so amended, the “Dresden Loan Agreement”) and (ii) each of the other “Operative Documents” (under, and as defined in the Sponsors’ Support Agreement (as defined in the Dresden Loan Agreement), as amended on February 6, 1998, June 29, 1999, and February 20, 2001, and as further amended on June 3, 2002) to the extent executed and delivered pursuant to or in connection with the Sponsors’ Support Agreement or the Dresden Loan Agreement, as amended on February 20, 2001, and as further amended on June 3, 2002.

“EBITDA” means, with respect to the Parent and its Subsidiaries on a consolidated basis for any period, Adjusted Net Earnings from Operations for such period plus, to the extent deducted in computing such Adjusted Net Earnings from Operations, the sum of (a) income tax expense, (b) interest expense, and (c) depreciation and amortization expense.

“Eligible Assignee” means (a) any Lender, any Affiliate of any Lender and, with respect to any Lender that is an investment fund that invests in commercial loans, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and (b) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended from time to time) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which has a rating of BBB or higher from S&P and a rating of Baa2 or higher from Moody’s at the date that it becomes a Lender and which, through its applicable lending office, is capable of lending to Borrower without the imposition of any withholding or similar taxes; provided that no Person determined by Agent to be acting in the capacity of a vulture fund or distressed debt purchaser shall be an Eligible Assignee and no Person or Affiliate of such Person (other than a Person that is already a Lender) holding subordinated debt or stock issued by any Borrower shall be an Eligible Assignee.

“Enhanced Covenant Period” means any period of one or more days that Net Domestic Cash is less than $300,000,000.

“Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for a Release or injury to the environment.

“Environmental Indemnity” means the Certificate and Indemnity Agreement Regarding Hazardous Substances entered into by the Borrower in favor of the Agent and the Lenders, in substantially the form of Exhibit C.

“Environmental Laws” means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case relating to environmental, health, safety and land use matters.

“Environmental Lien” means a Lien in favor of any Governmental Authority for (a) any liability under Environmental Laws, or (b) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

“Environmental Permits” has the meaning specified in Section 8.15(b). “Environmental Property Transfer Act” means any applicable requirement of law that conditions, restricts, prohibits or requires any notification or disclosure triggered by the closure of any property or the transfer, sale or lease of any property or deed or title for any property for environmental reasons, including, but not limited to, any so-called “Environmental Cleanup Responsibility Acts” or “Responsible Property Transfer Acts.”

“Equipment” means all of the Borrower’s now owned and hereafter acquired machinery, equipment, furniture, furnishings, fixtures, and other tangible personal property (except Inventory), including motor vehicles with respect to which a certificate of title has been issued, aircraft, dies, tools, jigs, and office equipment, as well as all of such types of property leased by the Borrower and all of the Borrower’s rights and interests with respect thereto under such leases (including options to purchase); together with all present and future additions and accessions thereto, replacements therefor, component and auxiliary parts and supplies used or to be used in connection therewith, and all substitutes for any of the foregoing, and all manuals, drawings, instructions, warranties and rights with respect thereto; wherever any of the foregoing is located.

“ERISA” means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section

4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multi-employer Plan or notification that a Multi-employer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multi-employer Plan; (e) the occurrence of an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multi-employer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Event of Default” has the meaning specified in Section 11.1.

“Event of Loss” means, with respect to all or any portion of the Machinery & Equipment and the Fab 25 Facility, any of the following: (a) any loss, destruction or damage of such property; (b) any pending or threatened institution of any proceedings for the condemnation or seizure of such property or for the exercise of any right of eminent domain; or (c) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property, or confiscation of such property or the requisition of the use of such property.

“Exchange Act” means the Securities Exchange Act of 1934, and regulations promulgated thereunder.

“Existing Senior Credit Facility” means the Loan and Security Agreement dated as of July 13, 1999, as amended, by and among the Parent, AMDISS, the financial institutions party thereto as “Lenders” and Bank of America, N.A., as administrative agent (or any refinancing, renewal or extension thereof permitted under Section 9.12).

“Fab 25 Facility” means the Parent’s existing and after acquired real property and improvements at its Fab 25 integrated circuit manufacturing facility and ancillary facilities located in Austin, Texas as described in the Deed of Trust.

“FASL” means Fujitsu AMD Semiconductor Limited, a Japanese corporation and a joint venture between the Parent and Fujitsu Limited.

“FASL Accounts” has the meaning specified in Section 6.1(a).

“FASL Agreements” has the meaning specified in Section 9.14(a).

“FASL Documents” has the meaning specified in Section 6.1(a).

“FDIC” means the Federal Deposit Insurance Corporation, and any Governmental Authority succeeding to any of its principal functions.

“Federal Funds Rate” means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, “H.15(519)”) on the preceding Business Day opposite the caption “Federal Funds (Effective)”; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Fee Letter” means that certain letter agreement dated September 27, 2002, between the Parent and GECC.

“Financial Statements” means, according to the context in which it is used, the financial statements referred to in Section 8.6 or any other financial statements required to be given to the Agent or the Lenders pursuant to this Agreement.

“Fiscal Year” means the Parent’s fiscal year for financial accounting purposes. The current Fiscal Year of the Borrower will end on December 29, 2002.

“Funding Date” means the date on which a Borrowing occurs.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the Closing Date.

“General Intangibles” means all of the Borrower’s now owned or hereafter acquired general intangibles, choses in action and causes of action and all other intangible personal property of the Borrower of every kind and nature (other than Accounts), including all rights to payment under contracts, corporate or other business records relating to Accounts and Inventory, tax refund claims, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, property, casualty or any similar type of insurance and any proceeds thereof, and any letter of credit, guarantee, claim, security interest or other security held by or granted to the Borrower. Notwithstanding the foregoing, “General Intangibles” shall exclude (a) any of the foregoing to the extent, but only to the extent, constituting a proceed of, or otherwise arising in respect of, any of the Borrower’s real property, fixed tangible assets or Equipment, and (b) any of the Borrower’s now owned or hereafter acquired inventions, designs, blueprints, plans, specifications, patents, patent applications, trademarks, service marks, trade names, trade secrets, goodwill, copyrights, computer software, customer lists, registrations, licenses and franchises.

“German Subsidiary” means, together, AMD Saxony Manufacturing GmbH, a German corporation (or following its conversion to a limited partnership, AMD Saxony LLC & Co. KG), and AMD Saxony Holding GmbH, AMD Saxony Admin GmbH and AMD Saxony LLC, which entities were formed for the purpose of holding collectively 100% of the equity

(whether capital stock or, following the conversion to a limited partnership, partnership interests) in AMD Saxony Manufacturing GmbH.

“German Subsidiary Accounts” has the meaning specified in Section 6.1(a).

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Grandfathering Rules” means that any actions taken by the Borrower or any of its Subsidiaries and any events or circumstances occurring or arising during any time that is not an Enhanced Covenant Period, which actions, events or circumstances were permitted under the terms of this Agreement at the time taken, occurring or arising, shall not constitute a breach of the applicable covenant referencing such Enhanced Covenant Period during any subsequent Enhanced Covenant Period notwithstanding that such actions, events or circumstances would not have been permitted under such covenant, or would have constituted such a breach, had such actions, events or circumstances been taken, occurred or arisen during such Enhanced Covenant Period.

“Guaranty” means, with respect to any Person, all obligations of such Person which in any manner directly or indirectly guarantee or assure, or in effect guarantee or assure, the payment or performance of any indebtedness, dividend or other obligations of any other Person (the “guaranteed obligations”), or assure or in effect assure the holder of the guaranteed obligations against loss in respect thereof, including any such obligations incurred through an agreement, contingent or otherwise: (a) to purchase the guaranteed obligations or any property constituting security therefor; (b) to advance or supply funds for the purchase or payment of the guaranteed obligations or to maintain a working capital or other balance sheet condition; or (c) to lease property or to purchase any debt or equity securities or other property or services.

“Intercompany Accounts” means all assets and liabilities, however arising, which are due to the Borrower from, which are due from the Borrower to, or which otherwise arise from any transaction by the Borrower with, any Affiliate.

“Intercreditor Agreement” means the Intercreditor and Subordination Agreement of even date herewith between the Agent and the administrative agent for the lenders party to the Existing Senior Credit Facility.

“Interest Rate” means each or any of the interest rates, including the Default Rate, set forth in Section 3.1.

“Inventory” means all of the Borrower’s now owned and hereafter acquired inventory, goods and merchandise, wherever located, to be furnished under any contract of service or held for sale or lease, all returned goods, raw materials, other materials and supplies of any kind, nature or description which are or might be consumed in the Borrower’s business or used in connection with the packing, shipping, advertising, selling or finishing of such goods, merchandise and such other personal property, and all documents of title or other documents representing them.

“Investment Property” means all of the Borrower’s right, title and interest in and to any and all: (a) securities, whether certificated or uncertificated; (b) securities entitlements; (c) securities accounts; (d) commodity contracts; and (e) commodity accounts.

“Investments” has the meaning specified in the definition of Restricted Investments.

“IRS” means the Internal Revenue Service and any Governmental Authority succeeding to any of its principal functions under the Code.

“Latest Projections” means: (a) on the Closing Date and thereafter until the Agent receives new projections pursuant to Section 7.2(f), the projections dated August 22, 2002, of the Parent’s financial condition, results of operations, and cash flow, for the period commencing on July 1, 2002, and ending on December 31, 2004, and delivered to the Agent prior to the Closing Date; and (b) thereafter, the projections most recently received by the Agent pursuant to Section 7.2(f).

“Lender” and “Lenders” have the meanings specified in the introductory paragraph hereof.

“LIBOR Business Day” means a Business Day on which dealings in Dollar deposits are carried on in the London interbank market.

“LIBOR Period” means a period of 90 days.

“LIBOR Rate” means for each LIBOR Period, a rate of interest determined by the Agent equal to:

(a)  the offered rate for deposits in Dollars for the applicable LIBOR Period that appears on Telerate Page 3750 as of 11:00 a.m.(London time) on the second full LIBOR Business Day next preceding the first day of such LIBOR Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); divided by

(b)  a number equal to 1.0 minus the aggregate (but without duplication)of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day that is 2 LIBOR Business Days prior to the beginning of such LIBOR Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board) that are required to be maintained by a member bank of the Federal Reserve System.

“LIBOR Rate Loan” means a Loan during any period in which it bears interest based on the LIBOR Rate.

“Lien” means: (a) any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute, or contract, and including a security interest, charge, claim, or lien arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, agreement, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes; (b) to the extent not included under clause (a), any reservation, exception, encroachment, easement, right-of-way, covenant, condition, restriction, lease or other title exception or encumbrance affecting property; and (c) any contingent or other agreement to provide any of the foregoing.

“Loan Documents” means this Agreement, the Collateral Documents, the Fee Letter, the Syndication Letter, the Transfer and Assignment Letter and any other agreements, instruments, and documents heretofore, now or hereafter evidencing, securing, guaranteeing or otherwise relating to the Obligations, the Collateral, or any other aspect of the transactions contemplated by this Agreement.

“Loans” has the meaning specified in Section 2.1.

“Machinery & Equipment” means all of the existing and after acquired personal tangible assets now or hereafter located at the Fab 25 Facility.

“Machinery & Equipment Appraisal” has the meaning specified in Section 10.01(i)(vii).

“Majority Lenders” means at any time Lenders whose Pro Rata Shares aggregate more than 66 2/3% as such percentage is determined under the definition of Pro Rata Share set forth herein.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Mask House Affiliates” means any company or companies formed under the laws of a jurisdiction other than one of the United States of America for the purpose of owning and operating the mask house in Dresden, Germany, and which are Affiliates of the Parent.

“Mask House Agreements” means those agreements entered into by the Parent in May or June 2002 for the formation of the Mask House Affiliates and the operation and support of the mask house in Dresden, Germany.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, or condition (financial or otherwise) of the Parent and AMDISS taken as a whole or the Collateral taken as a whole; (b) a material impairment of the ability of the Borrower to perform under any Loan Document and to avoid any Event of Default; or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against the Borrower of any Loan Document, or (ii) the perfection or priority of any portion of the Agent’s Liens.

“Maximum Rate” has the meaning specified in Section 3.3.

“Maximum Term Loan Amount” means $155,000,000.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multi-employer Plan” means a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by the Borrower or any ERISA Affiliate.

“Net Domestic Cash” means, at any time, Domestic Cash at such time minus the aggregate principal amount of the loans outstanding under the Existing Senior Credit Facility (or any refinancing, renewal or extension thereof permitted under Section 9.12) at such time.

“Net Proceeds” means, as to any Disposition by a Person, proceeds in cash, checks or other cash equivalent financial instruments as and when received by such Person, net of: (a) the direct costs relating to such Disposition excluding amounts payable to such Person or any Affiliate of such Person, and (b) sale, use or other transaction taxes, and income taxes, paid or reasonably expected to be payable by such Person as a direct result thereof. “Net Proceeds” shall also include proceeds paid on account of any Event of Loss, net of (i) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, and (ii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments.

“New Fab 25 Facility Appraisal” has the meaning specified in Section 9.27(b).

“Notice of Borrowing” has the meaning specified in Section 2.2.

“Obligations” means all present and future loans, advances, liabilities, obligations, covenants, duties, and debts owing by the Borrower to the Agent and/or any Lender, arising under or pursuant to this Agreement or any of the other Loan Documents, whether or not evidenced by any note, or other instrument or document, whether arising from any extension of credit, issuance of any letter of credit, acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect (including those acquired by assignment from others, and any participation by the Agent and/or any Lender in the Borrower’s debts owing to others), absolute or contingent, due or to become due, primary or secondary, as principal or guarantor, and including all principal, interest, charges, expenses, fees, attorneys’ fees, filing fees and any other sums chargeable to the Borrower hereunder or under any of the other Loan Documents.

“Other Taxes” means any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

“Parent” has the meaning specified in the introductory paragraph hereto.

“Participant” means any Person who shall have been granted the right by any Lender to participate in the financing provided by such Lender under this Agreement, and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.

“PBGC” means the Pension Benefit Guaranty Corporation or any Governmental Authority succeeding to the functions thereof.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Borrower sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a Multiple-employer Plan has made contributions at any time during the immediately preceding five (5) plan years.

“Permitted Affiliate Investments” means Investments by the Parent or any Subsidiary in the Parent or any Subsidiary, provided that the amount of all such Permitted Affiliate Investments made by the Parent or any U.S. Subsidiary during any Enhanced Covenant Period (but subject to the Grandfathering Rules) may not exceed $25,000,000 in the aggregate.

“Permitted Liens” means, in the case of the Revolver Collateral:

(a)  Liens for taxes not delinquent or statutory Liens for taxes provided that the payment of such taxes which are due and payable is being contested in good faith and by appropriate proceedings diligently pursued and as to which adequate financial reserves have been established on Borrower’s books and records and a stay of enforcement of any such Lien is in effect;

(b)  the Agent’s Liens;

(c)  Liens consisting of deposits made in the ordinary course of business in connection with, or to secure payment of, obligations under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than liens arising under ERISA or Environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds;

(d)  Liens securing the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons, provided that if any such Lien arises from the nonpayment of such claims or demand when due, such claims or demands shall not result in a Material Adverse Effect;

(e)  Liens constituting encumbrances in the nature of reservations, exceptions, encroachments, easements, rights of way, covenants running with the land, and other similar title exceptions or encumbrances affecting any Real Estate; provided that they do not in the aggregate materially detract from the value of the Real Estate or materially interfere with its use in the ordinary conduct of the Borrower’s business;

(f)  Liens arising from judgments and attachments in connection with court proceedings provided that the attachment or enforcement of such Liens would not result in an Event of Default hereunder and such Liens are being contested in good faith by appropriate proceedings, adequate reserves have been set aside and no material property is subject to a material risk of loss or forfeiture and the claims in respect of such Liens are fully covered by insurance (subject to ordinary and customary deductibles);

(g)  Liens existing as of the Closing Date and set forth on Schedule 9.17.

(h)  Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution, provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower or any Restricted Subsidiary in excess of those set forth by regulations promulgated by the FRB, and (ii) such deposit account is not intended by the Borrower or any Restricted Subsidiary to provide collateral to the depository institution;

(i)  Liens on property which is not Collateral in respect of conditional sales contracts or retention of title agreements in connection with the acquisition of property permitted under this Agreement, provided that any such Lien shall attach only to the property so acquired;

(j)  Liens securing Debt permitted under clause (vii) of Section 9.12; provided that (i) such Liens do not at any time encumber any property other than the property financed by such Debt, (ii) the Indebtedness secured thereby does not exceed the cost or fair market value (determined at the time of incurrence of such Indebtedness), whichever is lower, of the property being acquired and (iii) the property financed by such Debt is not being affixed to the Fab 25 Facility in such a manner that the removal thereof would materially adversely affect the Fab 25 Facility and its operations;

(k)  Liens permitted under the Grandfathering Rules under Section 9.17(b);

(l)  Liens in favor of the Bank permitted under the Existing Senior Credit Facility on cash collateral and cash equivalents securing obligations of the Parent and its Subsidiaries in respect of Bank Products, letters of credit and other financial accommodations provided from time to time by the Bank; and

(m)  the renewal, extension or replacement of any Lien that was, at the time such Lien was incurred or assumed, permitted hereunder, provided that (i) any such renewal, extension or replacement Lien encumbers the same property as the Lien being renewed, extended or replaced and shall not extend to any additional property not encumbered by the prior Lien and (ii) the Debt secured by such renewal, extension or replacement Lien is then permitted hereunder; and “Permitted Liens” means, in the case of the Term Priority Collateral, the Liens described in clauses (a), (b), (c), (d), (e), (f), (g), (i), (j), and (m) above.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, Governmental Authority, or any other entity.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Borrower sponsors or maintains or to which the Borrower makes, is making, or is obligated to make contributions and includes any Pension Plan.

“Premises” means the land and all buildings, improvements, and fixtures thereon and all tenements, hereditaments, and appurtenances belonging or in any way appertaining thereto, which constitutes all of the real property in which the Borrower has any interest.

“Pro Rata Share” means, with respect to a Lender, a fraction (expressed as a percentage), the numerator of which is the amount of such Lender’s Commitment and the denominator of which is the sum of the amounts of all of the Lenders’ Commitments, or if no Commitments are outstanding, a fraction (expressed as a percentage), the numerator of which is the amount of Obligations owed to such Lender and the denominator of which is the aggregate amount of the Obligations owed to the Lenders.

“Rate Protection Arrangements” means (a) any and all rate swap transactions, basis swaps, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, or (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Associations, Inc., or any other master agreement (any such master agreement, together with any related schedules, as amended, restated, extended, supplemented or otherwise modified in writing from time to time, a “Master Agreement), including but not limited to any such obligations or liabilities under any Master Agreement.

“Real Estate” means all of the present and future interests of the Borrower, as owner, lessee, or otherwise, in the Premises, including any interest arising from an option to purchase or lease the Premises or any portion thereof.

“Reciprocal Easement Agreement” means the Reciprocal Easement Agreement dated as of August 1, 1996, entered into by the Parent and AMD Texas Properties, LLC, as amended.

“Release” means a release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the indoor or outdoor environment or into or out of any Real Estate or other property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Real Estate or other property.

“Reportable Event” means, any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

“Responsible Officer” means the chief executive officer or chief financial officer of the Parent, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer or the treasurer of the Parent, or any other officer having substantially the same authority and responsibility.

“Restricted Investment” means, as to any Person, any acquisition of property by such Person in exchange for cash or other property, whether in the form of an acquisition of stock, debt, or other indebtedness or obligation, or the purchase or acquisition of any other property, or a loan, advance, capital contribution, or subscription (collectively, “Investments”), except the following: (a) acquisitions of Equipment in the ordinary course of business to be used in the business of the Parent or its Subsidiaries; (b) acquisitions of Inventory and intellectual property in the ordinary course of business; (c) acquisitions of current assets acquired in the ordinary course of business of the Parent or its Subsidiaries; (d) acquisitions of direct obligations of the United States of America, or any agency thereof, or obligations guaranteed by the United States of America, provided that such obligations mature within one year from the date of acquisition thereof; (e) acquisitions of certificates of deposit maturing within one year from the date of acquisition, bankers’ acceptances, Eurodollar bank deposits, or overnight bank deposits, in each case issued by, created by, or with a bank or trust company organized under the laws of the United States or any state thereof having capital and surplus aggregating at least $100,000,000; (f) acquisitions of commercial paper given a rating of “A2” or better by Standard & Poor’s Corporation or “P2” or better by Moody’s Investors Service, Inc. and maturing not more than 90 days from the date of creation thereof; (g) Rate Protection Arrangements; (h) Investments in the German Subsidiary consisting of a revolving intercompany loan made by the Parent, as lender, to the German Subsidiary, as borrower, in an aggregate principal amount not to exceed $750,000,000 at any time outstanding, the proceeds of which shall be used by the German Subsidiary for general corporate purposes, including, without limitation, working capital, cash expenses and other cash requirements and Project Costs (as defined in the Dresden Agreements) (such revolving intercompany loan, the “Revolving Intercompany Loan”); (i) Permitted Affiliate Investments; (j) any Investment made as the result of the receipt of non-cash consideration from an asset sale permitted under Section 9.8; (k) loans or advances to employees of the Borrower or any Restricted Subsidiary not to exceed $2,000,000 at any time outstanding and (l) Investments in the Semiconductor JV commencing in Fiscal Year 2003 not to exceed ***** in the aggregate after the Closing Date, provided that such Investments shall not exceed (i) ***** in Fiscal Year 2003, (ii) ***** in Fiscal Year 2004 and (iii) ***** in Fiscal Year 2005, and provided further that to the extent any of the Investment baskets set forth in the immediately preceding clauses (i), (ii) and (iii) are not fully utilized, the unused amount may be carried over to subsequent Fiscal Years until utilized.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *****. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

“Restricted Subsidiary” means any Subsidiary of the Borrower other than the German Subsidiary; provided, however, that the term Restricted Subsidiaries shall include the German Subsidiary if in respect of any Debt or obligations of the German Subsidiary there shall exist at any time any contractual obligation which provides recourse to any assets of, or any contingent obligations or Debt of, the Parent or any of its Subsidiaries, other than as permitted hereunder.

“Revolver Collateral” means the “Collateral” as defined in the Existing Senior Credit Facility.

“Revolving Intercompany Loan” has the meaning specified in clause (h)(iii) of the definition of Restricted Investment.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Semiconductor JV” means the joint venture between the Parent and a joint venture partner to be selected by the Parent for the joint ownership and operation of a 300mm wafer fabrication facility.

“Solvent” means when used with respect to any Person that at the time of determination:

(i)  the assets of such Person, at a fair valuation, are in excess of the total amount of its debts (including contingent liabilities); and

(ii)  the present fair saleable value of its assets is greater than its probable liability on its existing debts as such debts become absolute and matured; and

(iii)  it is then able and expects to be able to pay its debts (including contingent debts and other commitments) as they mature; and

(iv)  it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

For purposes of determining whether a Person is Solvent, the amount of any contingent liability shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Stated Termination Date” means September 27, 2006.

“Subsidiary” of a Person means any corporation, association, partnership, joint venture or other business entity of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of the Parent.

“Swap Termination Value” means, in respect of any one or more Rate Protection Arrangements, after taking into account the effect of any legally enforceable netting agreement relating to such Rate Protection Arrangement, (a) for any date on or after the date such Rate Protection Arrangements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Rate Protection Arrangement, as determined by the Parent based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Rate Protection Arrangements (which may include any of the Lenders).

“Syndication Letter” means the letter agreement dated September 27, 2002, among the Parent, GECC, the Syndication Agent and the Bank regarding the syndication after the Closing Date of the Loans and Commitments.

“Taxes” means any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, such taxes (including income taxes or franchise taxes) as are imposed on or measured by each Lender’s net income by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or the Agent, as the case may be, is organized or maintains a lending office.

“Term Expiry Date” means December 31, 2002.

“Term Priority Collateral” means the (i) Fab 25 Facility, (ii) the Machinery & Equipment, and (iii) all other real and personal property (other than the Revolver Collateral) now existing or hereafter acquired which may at any time be or become subject to a Lien in favor of the Agent or the Lenders pursuant to the Collateral Documents.

“Termination Date” means the earliest to occur of (i) the Stated Termination Date, (ii) the date this Agreement is terminated either by the Borrower pursuant to Section 4.2 or by the Majority Lenders pursuant to Section 11.2, and (iii) the date this Agreement is otherwise terminated for any reason whatsoever.

“Transfer and Assignment Letter” means letter agreement dated September 27, 2002, among the Parent, GECC, and the Bank regarding the approval of a potential transfer and assignment of the Borrower’s rights and obligations under this Agreement and the other Loan Documents to FASL, an entity to be formed by the Parent or FASL.

“UCC” means the Uniform Commercial Code (or any successor statute) of the State of New York or of any other state the laws of which are required by Division 9 thereof to be applied in connection with the issue of perfection of security interests.

“Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“U.S. Subsidiary” means any Subsidiary of the Parent that is organized under the laws of the United States or any State thereof or that maintains its chief executive office in the United States.

“Wholly-Owned Subsidiary” means any corporation in which (other than directors’ qualifying shares required by law) 100% of the capital stock of each class having ordinary voting power, and 100% of the capital stock of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by the Parent, or by one or more of the other Wholly-Owned Subsidiaries, or both.

1.2   Accounting Terms; UCC Terms.    (a) Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed, unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the Financial Statements. (b) Subject to the preceding subsection (a), any term used herein which is defined in the UCC and which is not otherwise defined in this Agreement shall have the same meaning when used herein as is given to such term in the UCC. (c) If GAAP shall have been modified after the Closing Date and the application of such modified GAAP shall have a material effect on any financial computations hereunder (including the computations required for the purpose of determining compliance with the financial covenants set forth in Article 9), then such computations shall be made and the financial statements, certificates and reports due hereunder shall be prepared, and all accounting terms not otherwise defined herein shall be construed, in accordance with GAAP as in effect prior to such modification, unless and until the Majority Banks and the Borrower shall have agreed upon the terms of the application of such modified GAAP.

1.3   Interpretive Provisions.

(a)  The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)  The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and Subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)  The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

(i)  The term “including” is not limiting and means “including without limitation.”

(ii)  In the computation of periods of time from a specified date to a later specified date, the word “from” means

“from and including,” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(d)  Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(e)  The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(f)  This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(g)  This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agent, the Borrower and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Lenders or the Agent merely because of the Agent’s or Lenders’ involvement in their preparation.

ARTICLE 2

TERM LOANS

2.1   Term Loans.

(a)  Amounts of Term Loans.    Each Lender severally, but not jointly, agrees to make term loans (any such term loan being referred to as a “Loan” and such term loans being referred to collectively as the “Loans”) to the Borrower on the Closing Date and, to the extent of the unused Commitments (if any), on any one Business Day during the period from the Closing Date until the Term Expiry Date, upon the satisfaction of the conditions precedent set forth in Article 10, in an amount equal to such Lender’s Pro Rata Share of the applicable Borrowing; provided, however, that (i) the aggregate principal amount of the Loans of any Lender shall not exceed such Lender’s Commitment, and (ii) the aggregate principal amount of the Loans of all of the Lenders shall not exceed the Maximum Term Loan Amount. All Loans hereunder shall be LIBOR Rate Loans, unless otherwise specified herein. On the Term Expiry Date, the Commitments of the Lenders shall terminate and any portion of the Commitments not borrowed shall cease to be available for Borrowing. Any amount of the Loans repaid may not be reborrowed.

2.2   Procedure for Borrowing.

(a)  Each Borrowing shall be made upon the Borrower’s irrevocable written notice delivered to the Agent in the form of a notice of borrowing in the form of Exhibit E (“Notice of Borrowing”), which must be received by the Agent on or prior to the requested Funding Date specifying:

(i)  the applicable Borrower;

(ii)  the amount of the Borrowing; and

(iii)  the requested Funding Date, which shall be a Business Day.

2.3   Reliance upon Authority.    On or prior to the Closing Date and thereafter prior to any change with respect to any of the information contained in the following clauses (i) and (ii), the Borrower shall deliver to the Agent a writing setting forth (i) the deposit account of the Borrower to which the Agent is authorized to transfer the proceeds of the Loans requested pursuant to Section 2.2, and (ii) the names of the individuals authorized to request Loans on behalf of the Borrower, and shall provide the Agent with a specimen signature of each such individual. The Agent shall be entitled to rely conclusively on such individual’s authority to request Loans on behalf of the Borrower, the proceeds of which are to be transferred to any of the accounts specified by the Borrower pursuant to the immediately preceding sentence, until the Agent receives written notice to the contrary. The Agent shall have no duty to verify the identity of any individual representing him or herself as one of the officers authorized by the Borrower to make such requests on its behalf.

2.4   No Liability.    The Agent shall not incur any liability to the Borrower as a result of acting upon any notice referred to in Sections 2.2, which notice the Agent believes in good faith to have been given by an officer duly authorized by the Borrower to request Loans on its behalf or for otherwise acting in good faith, and the crediting of Loans to the Borrower’s deposit account, or transmittal to such Person as the Borrower shall direct, shall conclusively establish the obligation of the Borrower to repay such Loans as provided herein.

2.5   Notice Irrevocable.    Any Notice of Borrowing made pursuant to Section 2.2 shall be irrevocable and the Borrower shall be bound to borrow the funds requested therein in accordance therewith.

2.6   Making of Loans.

(a)  Promptly after receipt of a Notice of Borrowing pursuant to Section 2.2, the Agent shall notify the Lenders by telecopy, telephone or other similar form of transmission, of the requested Borrowing. Each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to the Agent in immediately available funds, to such account of the Agent as the Agent may designate, not later than 12:00 noon (New York, New York time) on the Funding Date applicable thereto; provided, that in the case of the initial Funding Date, each Lender shall fund its entire Commitment. After the Agent’s receipt of the proceeds of such Loans, upon satisfaction of the applicable conditions precedent set forth in

Article 10, the Agent shall make the proceeds of such Loans available to the Borrower on the applicable Funding Date by transferring same day funds equal to the proceeds of such Loans received by the Agent to the deposit account of the Borrower designated in writing by the Borrower and acceptable to the Agent.

(i)  Unless the Agent receives notice from a Lender on or prior to the Funding Date that such Lender will not make available as and when required hereunder to the Agent for the account of the Borrower the amount of that Lender’s Pro Rata Share of the Borrowing, the Agent may assume that each Lender has made such amount available to the Agent in immediately available funds on the Funding Date and the Agent may (but shall not be so required), in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to the Agent in immediately available funds and the Agent in such circumstances has made available to the Borrower such amount, that Lender shall on the Business Day following such Funding Date make such amount available to the Agent, together with interest at the Federal Funds Rate for each day during such period. A notice by the Agent submitted to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Agent shall constitute such Lender’s Loan for all purposes of this Agreement. If such amount is not made available to the Agent on the Business Day following the Funding Date, the Agent will notify the Borrower of such failure to fund and, upon demand by the Agent, the Borrower shall pay such amount to the Agent for the Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the Interest Rate applicable at the time to the Loans comprising such Borrowing. The failure of any Lender to make any Loan on any Funding Date (any such Lender, prior to the cure of such failure, being hereinafter referred to as a “Defaulting Lender”) shall not relieve any other Lender of any obligation hereunder to make a Loan on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on any Funding Date.

(ii)  The Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrower to the Agent for the Defaulting Lender’s benefit; nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder. Amounts payable to a Defaulting Lender shall instead be paid to or retained by the Agent. For purposes of voting or consenting to matters with respect to the Loan Documents and determining Pro Rata Shares, a

Defaulting Lender shall be deemed not to be a “Lender”. This Section shall remain effective with respect to such Lender until such time as the Defaulting Lender shall no longer be in default of any of its obligations under this Agreement. The terms of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, or relieve or excuse the performance by the Borrower of its duties and obligations hereunder.

(b)  Notation.    The Agent shall record on its books the principal amount of the Loans owing to each Lender. In addition, each Lender is authorized, at such Lender’s option, to note the date and amount of each payment or prepayment of principal of such Lender’s Loans in its books and records, including computer records, such books and records constituting presumptive evidence, absent manifest error, of the accuracy of the information contained therein.

(c)  Lenders’ Failure to Perform.    All Loans shall be made by the Lenders simultaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Loans hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligation to make any Loans hereunder, (ii) no failure by any Lender to perform its obligation to make any Loans hereunder shall excuse any other Lender from its obligation to make any Loans hereunder, and (iii) the obligations of each Lender hereunder shall be several, not joint and several.

(d)  Term Notes.    As additional evidence of the indebtedness of the Borrower to each Lender resulting from the Loans made by such Lender, the Borrower shall execute and deliver for account of each Lender a promissory note in substantially the form of Exhibit F hereto, dated the Closing Date, in the principal amount of such Lender’s Commitment.

2.7   Bank Products.    The Lenders acknowledge that under the terms of the Existing Senior Credit Facility, the Borrower may request and the Bank may, in its sole and absolute discretion, arrange for the Borrower to obtain from the Bank or the Bank’s Affiliates Bank Products, although the Borrower is not required to do so. In the event the Borrower requests the Bank to procure Bank Products, then the Borrower agrees to indemnify and hold the Bank and the Lenders thereunder harmless from any and all obligations now or hereafter owing to any other Person by the Bank or any of the Lenders thereunder or the Bank’s Affiliates arising from or related to such Bank Products. The Agent and the Lenders further acknowledge that the “Obligations” under the Existing Senior Credit Facility includes, without limitation, all debts, liabilities and obligations now or hereafter arising from or in connection with Bank Products provided by the Bank pursuant to the Existing Senior Credit Facility.

ARTICLE 3

INTEREST AND FEES

3.1  Interest.

(a)  Interest Rates.    All outstanding Obligations shall bear interest on the unpaid principal amount thereof (including, to the extent permitted by law, on interest thereon not paid when due) from the date made until paid in full in cash at a rate determined by reference to the Base Rate or the LIBOR Rate and Sections 3.1(a)(i) or (ii), as applicable, but not to exceed the Maximum Rate described in Section 3.3. Except as otherwise provided herein, the outstanding Obligations shall bear interest as follows:

(i)  For all LIBOR Rate Loans and other Obligations (other than Base Rate Loans) at a fluctuating per annum rate equal to the LIBOR Rate plus the Applicable Margin; and

(ii)  For all Base Rate Loans at a fluctuating per annum rate equal to the Base Rate plus the Applicable Margin.

Each change in the Base Rate shall be reflected in the interest rate described in clause (i) above as of the effective date of such change. All interest charges shall be computed on the basis of a year of 360 days and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Interest accrued on all Loans will be payable in arrears on the last Business Day of each calendar quarter hereafter.

(b)  Default Rate.    If any Default or Event of Default occurs and is continuing and the Majority Lenders in their discretion so elect, then, while any such Default or Event of Default is outstanding, all of the Obligations shall bear interest at the Default Rate applicable thereto and such interest shall be payable upon demand from time to time.

3.2  [Reserved.]

3.3  Maximum Interest Rate.    In no event shall any interest rate provided for hereunder exceed the maximum rate legally chargeable by any Lender under applicable law for such Lender with respect to loans of the type provided for hereunder (the “Maximum Rate”). If, in any month, any interest rate, absent such limitation, would have exceeded the Maximum Rate, then the interest rate for that month shall be the Maximum Rate, and, if in future months, that interest rate would otherwise be less than the Maximum Rate, then that interest rate shall remain at the Maximum Rate until such time as the amount of interest paid hereunder equals the amount of interest which would have been paid if the same had not been limited by the Maximum Rate. In the event that, upon payment in full of the Obligations, the total amount of interest paid or accrued under the terms of this Agreement is less than the total amount of interest which would, but for this Section 3.3, have been paid or accrued if the interest rates otherwise set forth in this Agreement had at all times been in effect, then the Borrower shall, to the extent permitted by applicable law, pay the Agent, for the account of the Lenders, an amount equal to the excess of (a) the lesser of (i) the amount of interest which would have been charged if the Maximum Rate had, at all times, been in effect or (ii) the amount of interest which would have accrued had the interest rates otherwise set forth in this Agreement, at all times, been in effect over (b) the amount of interest actually paid or accrued under this Agreement. In the event that a court of competent jurisdiction determines that the Agent and/or any Lender has received interest and other charges hereunder in excess of the Maximum Rate, such excess shall be deemed received on account of, and shall automatically be applied to reduce, the Obligations other than interest, in the inverse order of maturity, and if there are no Obligations outstanding, the Agent and/or such Lender shall refund to the Borrower such excess.

3.4  Fees.    The Parent agrees to pay to GECC and the Bank the fees set forth in the Fee Letter, as required by the terms of the Fee Letter, which fees shall be fully earned by GECC, the Bank and the Lenders, as the case may be, when due as provided in the Fee Letter.

ARTICLE 4

PAYMENTS AND PREPAYMENTS

4.1  Loans.    The Borrower shall repay to the Lenders the aggregate principal amount of the Loans in consecutive quarterly installments, commencing on December 31, 2002, with subsequent installments payable on the last Business Day of each calendar quarter thereafter to and including the Stated Termination Date, as more particularly set forth on Schedule A hereto; provided, however, that the last such installment shall be in the amount necessary to repay in full the aggregate unpaid principal amount of the Loans.

4.2  Termination of Facility.

(a)  Effective from and after the Closing Date, the Borrower may terminate this Agreement upon at least fifteen (15) days’ irrevocable written notice to the Agent and the Lenders, upon (i) the payment in full of all outstanding Loans, together with accrued interest thereon, (ii) the payment of the prepayment fee set forth in clause (c) below, (iii) the payment in full in cash of all other Obligations together with accrued interest thereon, and (iv) with respect to any LIBOR Rate Loans prepaid in connection with such termination prior to the expiration date of the LIBOR Period applicable thereto, the payment of the amounts described in Section 5.4.

(b)  The Borrower may prepay the outstanding principal amount of the Loans in part upon at least five (5) Business Days’ irrevocable written notice to the Agent and the Lenders specifying the principal amount of such prepayment and the Business Day on which such prepayment shall occur, upon (i) the payment of the prepayment fee set forth in clause (c) below, (ii) the payment of all accrued but unpaid interest in respect of the principal amount of the Loans prepaid and (iii) with respect to any LIBOR Rate Loans prepaid prior to the expiration date of the LIBOR Period applicable thereto, the payment of the amounts described in Section 5.4.

(c)  If this Agreement is terminated at any time prior to the Stated Termination Date, whether pursuant to this Section or pursuant to Section 11.2, or if the Borrower prepays for any reason (whether voluntarily, pursuant to Section 4.8 or otherwise) any of the outstanding principal amount of the Loans prior to the scheduled date on which such principal amount falls due, the Borrower shall pay to the Agent, for the account of the Lenders, a prepayment fee determined in accordance with the following table (subject to any exceptions set forth in the Transfer and Assignment Letter):

Period during which early termination or prepayment occurs	Prepayment Fee

On or prior to the first Anniversary Date	3.0% of the principal amount of the Loans prepaid (or required to be prepaid)

After the first Anniversary Date but on or prior to the second Anniversary Date	2.0% of the principal amount of the Loans prepaid (or required to be prepaid)

After the second Anniversary Date but on or prior to the third Anniversary Date	1.0% of the principal amount of the Loans prepaid (or required to be prepaid)

(d)  All partial prepayments of the Loans shall be applied to the principal installments then remaining in inverse order of maturity.

4.3  Payments by the Borrower.

(a)  All payments to be made by the Borrower shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Borrower shall be made to the Agent for the account of the Lenders at the Agent’s address set forth in Section 15.8, and shall be made in Dollars and in immediately available funds, no later than 1:00 p.m. (New York, New York time) on the date specified herein. Any payment received by the Agent later than 1:00 p.m. (New York, New York time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

(b)  Whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(c)  Unless the Agent receives notice from the Borrower prior to the date on which any payment is due to the Lenders that the Borrower will not make such payment in full as and when required, the Agent may assume that the Borrower has made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower has not made such payment in full to the Agent, each Lender shall repay to the Agent on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date repaid.

4.4   [Reserved.]

4.5   Apportionment, Application and Reversal of Payments.    Aggregate principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Loans to which such payments relate held by each Lender) and payments of the fees shall, as applicable, be apportioned ratably among the Lenders. All payments shall be remitted to the Agent and all such payments not relating to principal or interest of specific Loans, or not constituting payment of specific fees, and all proceeds of Accounts or other Collateral received by the Agent, shall be applied, ratably, subject to the provisions of this Agreement, first, to pay any fees, indemnities or expense reimbursements then due to the Agent and the Documentation Agent from the Borrower; second, to pay any fees or expense reimbursements then due to the Lenders from the Borrower; third, to pay interest due in respect of all Loans; fourth, to pay or prepay principal of the Loans; and fifth, to the payment of any other Obligations due to the Agent or any Lender by the Borrower Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless an Event of Default is outstanding, neither the Agent nor any Lender shall apply any payments which it receives to any LIBOR Rate Loan, except (a) on the expiration date of the LIBOR Period applicable to any such LIBOR Rate Loan, or (b) in the event, and only to the extent, that there are no outstanding Base Rate Loans. The Agent shall promptly distribute to each Lender, pursuant to the applicable wire transfer instructions received from each Lender in writing, such funds as it may be entitled to receive. The Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.

4.6   Indemnity for Returned Payments.    If, after receipt of any payment of, or proceeds applied to the payment of, all or any part of the Obligations, the Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person, because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continue and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Agent or such Lender, and the Borrower shall be liable to pay to the Agent, and hereby does indemnify the Agent and the Lenders and hold the Agent and the Lenders harmless for, the amount of such payment or proceeds surrendered. The provisions of this Section 4.6 shall be and remain effective notwithstanding any contrary action which may have been taken by the Agent or any Lender in reliance upon such payment or application of proceeds, and any such contrary action so taken shall be without prejudice to the Agent’s and the Lenders’ rights under this Agreement and shall be deemed to have been conditioned upon such payment or application of proceeds having become final and irrevocable. The provisions of this Section 4.6 shall survive the termination of this Agreement.

4.7   Agent’s and Lenders’ Books and Records; Monthly Statements.    The Borrower agrees that the Agent’s and each Lender’s books and records showing the Obligations and the transactions pursuant to this Agreement and the other Loan Documents shall be admissible in any action or proceeding arising therefrom, and shall constitute rebuttably presumptive proof thereof, irrespective of whether any Obligation is also evidenced by a promissory note or other instrument. The Agent will provide to the Borrower a quarterly statement of Loans, payments, and other transactions pursuant to this Agreement. Such statement shall be deemed correct, accurate, and binding on the Borrower and an account stated (except for reversals and reapplications of payments made as provided in Section 4.5 and corrections of errors discovered by the Agent), unless the Borrower notifies the Agent in writing to the contrary within thirty (30) days after such statement is rendered. In the event a timely written notice of objections is given by the Borrower, only the items to which exception is expressly made will be considered to be disputed by the Borrower.

4.8  Mandatory Prepayments of Loans.    If the Parent or any Subsidiary shall at any time or from time to time make or agree to make a Disposition, or shall suffer an Event of Loss, then (i) the Parent shall promptly notify the Agent of such proposed Disposition or Event of Loss (including the amount of the estimated Net Proceeds to be received by the Parent or such Subsidiary in respect thereof) and (ii) promptly upon, and in no event later than one Business Day after, receipt by the Parent or the Subsidiary of the Net Proceeds of such Disposition or Event of Loss, the Parent shall prepay the Loans in an aggregate amount equal to the amount of such Net Proceeds; provided, however, that (a) the foregoing provisions of this Section 4.8 shall not apply to (i) Net Proceeds of less than $2,000,000 received by the Parent or any Subsidiary in connection with any Disposition or Event of Loss, subject to a maximum of $10,000,000 of Net Proceeds received by the Parent or any Subsidiary (on an aggregate basis) in any Fiscal Year, so long as such Net Proceeds are reinvested or otherwise applied in accordance with the following clauses (ii) and (iii), (ii) in the case of any Disposition of Machinery & Equipment, Net Proceeds actually applied within 180 calendar days after such Disposition to replace such Machinery & Equipment with other Machinery & Equipment, which shall be located at the Fab 25 Facility to be used in the ongoing operation of the Fab 25 Facility, or (iii) in the case of any Event of Loss, Net Proceeds actually applied within 180 days after the occurrence of such Event of Loss to repair or reconstruct the damaged property or property affected by the condemnation or taking; and (b) accumulated proceeds in cash, checks or other cash equivalent financial instruments in respect of any Disposition or Event of Loss at any time in excess of the individual or aggregate limits described in the preceding clause (a)(i) shall be delivered to the Agent to be held by the Agent as Collateral hereunder pending reinvestment of such proceeds or application of such proceeds to pay the Obligations, in each case, in accordance with this Agreement and the other Loan Documents. In the event that the Net Proceeds described in clause (a) above are not reinvested or otherwise applied within such 180-day period, the Borrower shall be obligated to immediately apply such Net Proceeds to prepay the Loans in accordance with this Section 4.8. In addition, if upon delivery to the Documentation Agent and the Lenders of the New Fab 25 Facility Appraisal (if such appraisal is requested by the Documentation Agent pursuant to Section 9.27(b)) the Aggregate Term Loan Outstandings shall exceed the sum of (A) 80% of the orderly liquidation value of the Machinery & Equipment as set forth in the Machinery & Equipment Appraisal plus (B) 50% of the fair market value (as vacant) of the Fab 25 Facility as set forth in the New Fab 25 Facility Appraisal, then the Borrower promises to pay to the Agent, for the account of the Lenders, the amount by which the Aggregate Term Loan Outstandings exceed such sum of (A) plus (B) within three (3) Business Days after demand by the Agent or any Lender.

4.9   Increase in Aggregate Loan Commitments.    If on the Closing Date the aggregate Commitments of the Lenders then party hereto shall be less than the Maximum Term Loan Amount, then the Syndication Agent will endeavor to arrange a syndicate of lenders to join this Agreement as “Lenders” in order to cause the aggregate Commitments of all the Lenders after giving effect to such syndication to equal the Maximum Term Loan Amount, subject in all respects to, and as more particularly set forth in, the Syndication Letter. Nothing in this Section 4.9 or elsewhere in this Agreement shall be construed to increase or otherwise affect the Commitment of the Bank, GECC or Merrill Lynch Capital as set forth opposite the name of each such Lender on the signature pages hereof.

ARTICLE 5

TAXES, YIELD PROTECTION AND ILLEGALITY

5.1   Taxes.

(a)  Any and all payments by the Borrower to each Lender or the Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for any Taxes. In addition, the Borrower shall pay all Other Taxes.

(b)  The Borrower agrees to indemnify and hold harmless each Lender and the Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by the Lender or the Agent and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date the Lender or the Agent makes written demand therefor.

(c)  If the Borrower shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, then:

(i)  the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) such Lender or the Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

(ii)  the Borrower shall make such deductions and withholdings;

(iii)  the Borrower shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

(iv)  the Borrower shall also pay to each Lender or the Agent for the account of such Lender, at the time interest is paid, all additional amounts which the respective Lender specifies as necessary to preserve the after-tax yield the Lender would have received if such Taxes or Other Taxes had not been imposed.

(d)  Within 30 days after the date of any payment by the Borrower of Taxes or Other Taxes, the Borrower shall furnish the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Agent.

(e)  If the Borrower is required to pay additional amounts to any Lender or the Agent pursuant to subsection (c) of this Section, then such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its lending office so as to eliminate any such additional payment by the Borrower which may thereafter accrue, if such change in the judgment of such Lender is not otherwise disadvantageous to such Lender.

5.2  Illegality.    If any Lender determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make or maintain LIBOR Rate Loans, then, on notice thereof by the Lender to the Borrower through the Agent, any obligation of the Lenders to make or maintain LIBOR Rate Loans shall be suspended until the Lender notifies the Agent and the Borrower that the circumstances giving rise to such determination no longer exist.

5.3  Increased Costs and Reduction of Return.

(a)  If any Lender determines that, due to either (i) the introduction of or any change in the interpretation of any law or regulation or (ii) the compliance by that Lender with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any LIBOR Rate Loans, then the Borrower shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Agent), pay to the Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs.

(b)  If any Lender shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Lender or any corporation or other entity controlling the Lender with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by the Lender or any corporation or other entity controlling the Lender and (taking into consideration such Lender’s or such corporation’s or other entity’s policies with respect to capital adequacy and such Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment, loans, credits or obligations under this Agreement, then, upon demand of such Lender to the Borrower through the Agent, the Borrower shall pay to the Lender, from time to time as specified by the Lender, additional amounts sufficient to compensate the Lender for such increase.

5.4  Funding Losses.    The Borrower shall reimburse each Lender and hold each Lender harmless from any loss or expense which the Lender may sustain or incur as a consequence of:

(a)  the failure of the Borrower to make on a timely basis any payment of principal of or interest on any LIBOR Rate Loan;

(b)  the failure of the Borrower to borrow a Loan after the Borrower has given (or is deemed to have given) a Notice of Borrowing;

(c)  the failure of the Borrower to prepay any LIBOR Rate Loan after the Borrower has given a notice thereof in accordance herewith;

(d)  the prepayment or other payment (including after acceleration thereof, by operation of law or otherwise) of a LIBOR Rate Loan, in whole or in part, on a day that is not the last day of the relevant LIBOR Period; or

(e)  the automatic conversion of a LIBOR Rate Loan to a Base Rate Loan as provided in Section 5.6 on a day that is not the last day of the relevant LIBOR Period.

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Rate Loans or from fees payable to terminate the deposits from which such funds were obtained.

5.5  Inability to Determine Rates.    If the Agent determines that for any reason adequate and reasonable means do not exist for determining the LIBOR Rate for any LIBOR Period, or that the LIBOR Rate for any LIBOR Period does not adequately and fairly reflect the cost to the Lenders of funding or maintaining the Loans, the Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Rate Loans hereunder shall be suspended until the Agent revokes such notice in writing.

5.6  Automatic Conversion of LIBOR Rate Loans to Base Rate Loans.    If the obligation of the Lenders to make or maintain LIBOR Rate Loans is at any time suspended pursuant to Section 5.2 or Section 5.5, then all LIBOR Rate Loans then outstanding shall immediately and automatically convert to Base Rate Loans without any further action by the parties. The Agent shall promptly notify the Borrower and the Lenders of any such automatic conversion to Base Rate Loans. From and after the date on which any such automatic conversion to Base Rate Loans occurs, the outstanding Loans shall continue to accrue interest as Base Rate Loans until such date as the Agent notifies the Borrower and the Lenders that the circumstances giving rise to such automatic conversion no longer exist, at which date the outstanding Loans shall automatically convert back to LIBOR Rate Loans having a LIBOR Period commencing on such date. The Borrower shall pay to the Lenders the amounts described in Section 5.4 in connection with the automatic conversion of the LIBOR Rate Loans to Base Rate Loans on a day that is not the last day of the relevant LIBOR Period.

5.7   Certificates of Lenders.    Any Lender claiming reimbursement or compensation under this Article 5 shall deliver to the Borrower (with a copy to the Agent) a certificate setting forth in reasonable detail the amount payable to the Lender hereunder and such certificate shall be conclusive and binding on the Borrower in the absence of manifest error.

5.8   Survival.    The agreements and obligations of the Borrower in this Article 5 shall survive the payment of all other Obligations.

ARTICLE 6

COLLATERAL

6.1   Grant of Security Interest.

(a)  As security for all Obligations, the Borrower hereby grants to the Agent, for the benefit of the Agent and the Lenders, a continuing security interest in, lien on, assignment of and right of set-off against, all of the following property and assets of the Borrower, whether now owned or existing or hereafter acquired or arising, regardless of where located:

(i)  all Accounts (including any credit enhancement therefor);

(ii)  all Inventory;

(iii)  all chattel paper, instruments and documents (as such term is defined in the UCC);

(iv)  all General Intangibles;

(v)  all money, cash, cash equivalents, securities and other property of any kind of the Borrower held directly or indirectly by the Agent or any Lender;

(vi)  all of the Borrower’s deposit accounts, credits, and balances with and other claims against the Agent or any Lender or any of their Affiliates;

(vii)  all books, records and other property related to or referring to any of the foregoing (but subject to the paragraph immediately following clause (viii) below), including books, records, account ledgers, data processing records, computer software and other property and General Intangibles at any time evidencing or relating to any of the foregoing; and

(viii)  all accessions to, substitutions for and replacements, products and proceeds of any of the foregoing (but subject to the immediately succeeding paragraph), including, but not limited to,

proceeds of any insurance policies and claims against third parties with respect to all or any of the foregoing.

All of the foregoing and all other property of the Borrower in which the Agent or any Lender may at any time be granted a Lien to secure the Obligations shall constitute Collateral. Notwithstanding the foregoing provisions of this Section 6.1, such grant of a security interest shall not extend to, and the term “Collateral” shall not include:

(i)  any General Intangibles of the Borrower consisting of licenses, leases or other contracts or any Accounts payable to the Parent by FASL (such Accounts, the “FASL Accounts”) or any chattel paper, documents or instruments evidencing any rights to payment or other obligations of FASL to the Parent (the “FASL Documents”), to the extent that (A) such General Intangibles, FASL Accounts or FASL Documents are not assignable or capable of being encumbered as a matter of law or under the terms of the license, lease or other agreement applicable thereto, including the FASL Agreements (but solely to the extent that any such restriction shall be enforceable under applicable law), without the consent of the licensor or lessor thereof or other applicable party thereto and (B) such consent has not been obtained; provided, however, that the foregoing grant of security interest shall extend to, and the term “Collateral” shall include (but subject to the exclusions from the definition of General Intangibles set forth in clauses (a) and (b) of such definition), (1) any General Intangible which is a proceed of, or otherwise related to the enforcement or collection of, any Account (other than any FASL Account which is excludable as provided above), (2) any and all proceeds of any General Intangibles and of the FASL Accounts or FASL Documents which are otherwise excluded to the extent that the assignment or encumbrance of such proceeds is not so restricted, and (3) upon obtaining the consent of any such licensor, lessor or other applicable party with respect to any such otherwise excluded General Intangibles, FASL Accounts or FASL Documents (it being understood by the parties that the Borrower shall be under no obligation hereunder to obtain any such consent), such General Intangibles, FASL Accounts and FASL Documents, as well as any and all proceeds thereof, that might have theretofore have been excluded from such grant of a security interest and the term “Collateral”;

(ii)  any Accounts payable to the Parent by the German Subsidiary (such Accounts, the “German Subsidiary Accounts”) or any General Intangibles or chattel paper, documents or instruments evidencing any rights to payment or other obligations of the German Subsidiary to the Parent, including the Dresden Agreements, and any proceeds thereof; and

(iii)  any Accounts payable to the Parent by the Mask House Affiliates or any General Intangibles or chattel paper, documents or instruments evidencing any rights to payment or other obligations of the Mask House Affiliates to the Parent, including the Mask House Agreements, and any proceeds thereof.

(b)  All of the Obligations shall be secured by all of the Collateral.

(c)  For the avoidance of doubt, the parties agree and acknowledge that (i) the Liens granted by the Borrower in favor of the Agent and the Lenders pursuant to this Section 6.1 shall be in addition to, and not in limitation of, the Liens granted in favor of the Agent and the Lenders pursuant to the Deed of Trust and the other Collateral Documents and (ii) all property now existing or hereafter acquired which may at any time be or become subject to a Lien in favor of the Agent or the Lenders pursuant to the Collateral Documents or otherwise securing the payment and performance of the Obligations shall constitute Collateral.

6.2   Perfection and Protection of Security Interest.

(a)  Financing Statements.    The Borrower shall execute and deliver to the Agent concurrently with the execution of this Agreement, and the Borrower hereby authorizes the Agent to file (with or without the Borrower’s signature), at any time and from time to time thereafter, all financing statements, continuation financing statements, termination statements, assignments, fixture filings, affidavits, reports, notices and other documents and instruments, in form satisfactory to the Agent, and take all other action, as the Agent may reasonably request, to perfect and continue perfected, maintain the priority of or provide notice of the Agent’s security interest in the Collateral and to accomplish the purposes of this Agreement. Without limiting the generality of the foregoing, the Borrower ratifies and authorizes the filing by the Agent of any financing statements filed prior to the date hereof.

(b)  Bailees.    Any Person (other than the Agent) at any time and from time to time holding all or any portion of the Collateral shall be deemed to, and shall, hold the Collateral as the agent of, and as pledge holder for, the Agent, if necessary for perfecting the Agent’s Liens therein. At any time and from time to time, the Agent may give notice to any such Person holding all or any portion of the Collateral that such Person is holding the Collateral as the agent and bailee of, and as pledge holder for, the Agent, and obtain such Person’s written acknowledgment thereof. Without limiting the generality of the foregoing, the Borrower will join with the Agent in notifying any Person who has possession of any Collateral of the Agent’s security interest therein and obtaining an acknowledgment from such Person that it is holding the Collateral for the benefit of the Agent.

(c)  Control.    Borrower will cooperate with the Agent in obtaining control (as defined in the UCC) of Collateral consisting of any deposit accounts, electronic chattel paper, investment property or letter-of-credit rights, subject to the Intercreditor Agreement.

6.3   Location of Collateral.    The Borrower represents and warrants to the Agent and the Lenders that: (a) Schedule 6.3 is a correct and complete list of the Borrower’s chief executive office, the location of its books and records and the locations of the Collateral; and (b) Schedule 6.3 correctly identifies any of such facilities and locations that are not owned by the Borrower. The Borrower covenants and agrees that it will not (i) maintain any Collateral at any location other than those locations listed for the Borrower on Schedule 6.3, (ii) otherwise change or add to any of such locations, (iii) change the location of its chief executive office from the location identified in Schedule 6.3, (iv) change its name, (v) change its identity or structure in any manner which might make any financing statement filed under any Collateral Document incorrect or misleading, (vi) change its registration as an organization (or make any new such registration), or (vii) change its jurisdiction of organization, unless it gives the Agent at least thirty (30) days’ prior written notice thereof and executes any and all financing statements and other documents that the Agent reasonably requests in connection therewith; provided that the Borrower shall not locate any Collateral outside of the United States without the prior written consent of the Agent and the Majority Lenders nor shall the Borrower change its jurisdiction of organization to a jurisdiction outside of the United States. Without limiting the foregoing, the Borrower represents that all of its Inventory (other than Inventory in transit) is, and covenants that all of its Inventory will be, located either (a) on premises owned by the Borrower, (b) on premises leased by the Borrower, provided that the Agent has, if reasonably requested by the Agent, received an executed landlord waiver from the landlord of such premises in form and substance satisfactory to the Agent, or (c) in a warehouse or with a bailee, provided that the Agent has, if reasonably requested by the Agent, received an executed bailee letter from the applicable Person in form and substance reasonably satisfactory to the Agent.

6.4   Title to, Liens on, and Sale and Use of Collateral.    The Borrower represents and warrants to the Agent and the Lenders and agrees with the Agent and the Lenders that: (a) all of the Revolver Collateral is and will continue to be owned by the Borrower free and clear of all Liens whatsoever, except for Permitted Liens; (b) the Agent’s Liens in the Revolver Collateral will not be subject to any prior Lien other than Liens securing the Borrower’s obligations under the Existing Senior Credit Facility, (c) all of the Term Priority Collateral is and will continue to be owned by the Borrower free and clear of all Liens whatsoever, except for Permitted Liens, (d) the Agent’s Liens in the Term Priority Collateral will not be subject to any prior Lien; (e) the Borrower will use, store, and maintain the Collateral with all reasonable care and will use such Collateral for lawful purposes only; and (f) the Borrower will not, without the Agent’s prior written approval, sell, or dispose of or permit the sale or disposition of any of the Collateral except for (i) sales for scrap of excess or no-movement Inventory and other Inventory in the ordinary course of business and (ii) subject to Sections 4.8 and 9.8, the sale or disposition of the Machinery and Equipment. The inclusion of proceeds in the Collateral shall not be deemed to constitute the Agent’s or any Lender’s consent to any sale or other disposition of the Collateral except as expressly permitted herein.

6.5   Access and Examination; Confidentiality.

(a)  The Agent, accompanied by any Lender which so elects, may, at Borrower’s expense, at all reasonable times during regular business hours (and at any time when an Event of Default exists and is continuing) have access to, examine, audit, make extracts from or copies of and inspect any or all of the Borrower’s records, files, and books of account and the Collateral, and discuss the Borrower’s affairs with the Borrower’s officers and management; provided that the Agent and the Lenders agree that, unless an Event of Default has occurred and is continuing, the Agent shall not conduct any such examination, audit or other inspection more than two times in any calendar year. The parties further agree that the Agent may conduct additional examinations, audits or other inspections, at the expense of the Agent and the Lenders, at all reasonable times during regular business hours, in addition to those contemplated above in this Section 6.5. The Borrower will deliver to the Agent any instrument necessary for the Agent to obtain records from any service bureau maintaining records for the Borrower. The Agent may, and at the direction of the Majority Lenders shall, at any time when a Default or Event of Default exists, and at the Borrower’s expense, make copies of all of the Borrower’s books and records relating to the Collateral and all relevant financial records, or require the Borrower to deliver such copies to the Agent. The Agent may, without expense to the Agent, use such of the Borrower’s respective personnel, supplies, and premises as may be reasonably necessary for maintaining or enforcing the Agent’s Liens. The Agent shall have the right, at any time, in the Agent’s name or in the name of a nominee of the Agent, to verify the validity, amount or any other matter relating to the Accounts, Inventory, or other Collateral, by mail, telephone, or otherwise.

(b)  The Borrower agrees that, subject to the Borrower’s prior consent for uses other than in a traditional tombstone, the Agent and each Lender may use the Borrower’s name in advertising and promotional material and in conjunction therewith disclose the general terms of this Agreement. The Agent and each Lender severally agree to take commercially reasonable precautions and exercise due care to maintain the confidentiality of all information identified as “confidential” or “secret” by the Borrower and provided to the Agent or such Lender by or on behalf of the Borrower, under this Agreement or any other Loan Document, and neither the Agent, nor such Lender nor any of their respective Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents, except to the extent that such information (i) was or becomes generally available to the public other than as a result of disclosure by the Agent or such Lender, or (ii) was or becomes available on a nonconfidential basis from a source other than the Borrower, provided that such source is not bound by a confidentiality agreement with the Borrower known to the Agent or such Lender; provided, however, that the Agent and any Lender may disclose such information (1) at the request or pursuant to any requirement of any Governmental Authority to which the Agent or such Lender is subject or in connection with an examination of the Agent or such Lender by any such Governmental Authority; (2) pursuant to subpoena or other court process; (3) when required to do so in accordance with the provisions of any applicable Requirement of Law; (4) to the extent reasonably required in connection with any litigation or proceeding (including, but not limited to, any bankruptcy proceeding) to which the Agent, any Lender or their respective Affiliates may be party; (5) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (6) to the Agent’s or such Lender’s independent auditors, accountants, attorneys and other professional advisors; (7) to any prospective Participant or Assignee under any Assignment and Acceptance, actual or potential, provided that such prospective Participant or Assignee agrees to keep such information confidential to the same extent required of the Agent and the Lenders hereunder; (8) as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Borrower is party or is deemed party with the Agent or such Lender, and (9) to its Affiliates, provided that such Affiliates agree to be bound by the confidentiality provisions of this Section 6.5.

6.6   Collateral Reporting.    The Borrower shall provide the Agent with the following documents at the following times in form satisfactory to the Agent: (a) on a monthly basis, a schedule of the Borrower’s Accounts created since the last such schedule, which schedule shall also identify any collections, credits and other adjustments in respect of the Borrower’s Accounts since the last such schedule; (b) on a monthly basis, (i) within seven (7) Business Days after the end of each month, an aging of the Borrower’s Accounts, together with a reconciliation to the previous month’s or week’s, as the case may be, aging of the Borrower’s Accounts and to the Borrower’s general ledger; (ii) within ten (10) Business Days after the end of each month, an aging of the Borrower’s accounts payable; and (iii) within ten (10) Business Days after the end of each month, Inventory reports by category, with additional detail showing additions to and deletions from the Inventory; (c) upon request, copies of invoices in connection with the Accounts, customer statements, credit memos, remittance advices and reports, deposit slips, shipping and delivery documents in connection with the Borrower’s Accounts and for Inventory and Equipment acquired by the Borrower, purchase orders and invoices; (d) upon request, a statement of the balance of each of the Intercompany Accounts; (e) such other reports as to the Collateral as the Agent shall reasonably request from time to time; and (f) with the delivery of each of the foregoing, a certificate of the Borrower executed by an officer thereof certifying as to the accuracy and completeness of the foregoing. If any of the Borrower’s records or reports of the Collateral are prepared by an accounting service or other agent, the Borrower hereby authorizes such service or agent to deliver such records, reports, and related documents to the Agent, for distribution to the Lenders.

6.7   Accounts.

(a)  The Borrower hereby represents and warrants to the Agent and the Lenders, with respect to the Borrower’s Accounts, that: (i) each existing Account represents, and each future Account will represent, a bona fide sale or lease and delivery of goods by the Borrower, or rendition of services by the Borrower, in the ordinary course of the Borrower’s business; (ii) each existing Account is, and each future Account will be, for a liquidated amount payable by the Account Debtor thereon on the terms set forth in the invoice therefor or in the schedule thereof delivered to the Agent, without any offset, deduction, defense, or counterclaim except those known to the Borrower and disclosed to the Agent and the Lenders pursuant to this Agreement; (iii) no payment will be received with respect to any Account, and no credit, discount, or extension, or agreement therefor will be granted on any Account, except as reported to the Agent and the Lenders in accordance with this Agreement; (iv) each copy of an invoice delivered to the Agent by the Borrower will be a genuine copy of the original invoice sent to the Account Debtor named therein; and (v) all goods described in any invoice representing a sale of goods will have been delivered to the Account Debtor and all services of the Borrower described in each invoice will have been performed.

(b)  The Borrower shall not re-date any invoice or sale or make sales on extended dating beyond that customary in the Borrower’s business or extend or modify any Account. If the Borrower becomes aware of any matter adversely affecting the collectability of any Account or Account Debtor involving an amount greater than $200,000, including information regarding the Account Debtor’s creditworthiness, the Borrower will promptly so advise the Agent.

(c)  The Borrower shall not accept any note or other instrument (except a check or other instrument for the immediate payment of money) with respect to any Account without the Agent’s written consent.

(d)  The Borrower shall notify the Agent promptly of all disputes and claims in excess of $1,000,000 with any Account Debtor, and agrees to settle, contest, or adjust such dispute or claim at no expense to the Agent or any Lender. No discount, credit or allowance shall be granted to any such Account Debtor without the Agent’s prior written consent, except for discounts, credits and allowances made or given in the ordinary course of the Borrower’s business when no Event of Default exists hereunder. The Borrower shall send the Agent a copy of each credit memorandum in excess of $1,000,000 as soon as issued.

(e)  If an Account Debtor returns any Inventory to the Borrower when no Event of Default exists, then the Borrower shall promptly determine the reason for such return and shall issue a credit memorandum to the Account Debtor in the appropriate amount. The Borrower shall immediately report to the Agent any return involving an amount in excess of $1,000,000. Each such report shall indicate the reasons for the returns and the locations and condition of the returned Inventory. All returned inventory shall be subject to the Agent’s Liens thereon.

6.8   Inventory; Perpetual Inventory.    The Borrower represents and warrants to the Agent and the Lenders and agrees with the Agent and the Lenders that all of the Inventory owned by the Borrower is and will be held for sale or lease (including sales for scrap of excess or no-movement Inventory), or to be furnished in connection with the rendition of services, in the ordinary course of the Borrower’s business, and is and will be fit for such purposes. The Borrower will keep its Inventory in good and marketable condition, at its own expense. Borrower will not, without the prior written consent of the Agent, acquire or accept any Inventory on consignment or approval. The Borrower agrees that all Inventory produced in the United States will be produced in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations, and orders thereunder. The Borrower will conduct a physical count of the Inventory at least once per Fiscal Year, and after and during the continuation of an Event of Default, at such other times as the Agent requests, but not to exceed four times in any Fiscal Year. The Borrower will maintain a perpetual inventory reporting system at all times. The Borrower will not, without the Agent’s written consent, sell any Inventory on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment, or other repurchase or return basis.

6.9   Documents, Instruments, and Chattel Paper.    The Borrower represents and warrants to the Agent and the Lenders that (a) all documents, instruments, and chattel paper describing, evidencing, or constituting Collateral, and all signatures and endorsements thereon, are and will be complete, valid, and genuine, and (b) all goods evidenced by such documents, instruments, and chattel paper are and will be owned by the Borrower, free and clear of all Liens other than Permitted Liens.

6.10   Right to Cure.    The Agent may, in its discretion, and shall, at the direction of the Majority Lenders, pay any amount or do any act required of the Borrower hereunder or under any other Loan Document in order to preserve, protect, maintain or enforce the Obligations, the Collateral or the Agent’s Liens therein, and which the Borrower fails to pay or do, including payment of any judgment against the Borrower, any insurance premium, any warehouse charge, any finishing or processing charge, any landlord’s or bailee’s claim, and any other Lien upon or with respect to the Collateral. All payments that the Agent makes under this Section 6.10 and all out-of-pocket costs and expenses that the Agent pays or incurs in connection with any action taken by it hereunder shall be paid by the Borrower upon demand by the Agent. Any payment made or other action taken by the Agent under this Section 6.10 shall be without prejudice to any right to assert an Event of Default hereunder and to proceed thereafter as herein provided.

6.11   Power of Attorney.    The Borrower hereby appoints the Agent and the Agent’s designee as the Borrower’s attorney, with power: (a) to endorse the Borrower’s name on any checks, notes, acceptances, money orders, or other forms of payment or security that come into the Agent’s or any Lender’s possession; (b) to sign the Borrower’s name on any invoice, bill of lading, warehouse receipt or other document of title relating to any Collateral, on drafts against customers, on assignments of Accounts, on notices of assignment and other public records; (c) to sign the Borrower’s name on any financing statements as may be reasonably deemed necessary or desirable by Agent or any Lender in order to perfect or maintain perfected the Agent’s Liens on any Collateral and to file any such financing statements by electronic means with or without a signature as authorized or required by applicable law or filing procedure; (d) to notify the post office authorities to change the address for delivery of the Borrower’s mail to an address designated by the Agent and to receive, open and dispose of all mail addressed to the Borrower; (e) to send requests for verification of Accounts to customers or Account Debtors; (f) to clear Inventory, through customs in the Borrower’s name, the Agent’s name or the name of the Agent’s designee, and to sign and deliver to customs officials powers of attorney in the Borrower’s name for such purpose; and (g) to do all things necessary to carry out this Agreement; provided, however, that the power of attorney granted under the preceding clauses (a), (b), (d), (f) and (g) shall only be exercisable while an Event of Default exists and shall be subject to the Intercreditor Agreement. The Borrower ratifies and approves all acts of such attorney. None of the Lenders or the Agent nor their attorneys will be liable for any acts or omissions or for any error of judgment or mistake of fact or law unless the result of its own bad faith, gross negligence or willful misconduct. This power, being coupled with an interest, is irrevocable until this Agreement has been terminated and the Obligations have been fully satisfied.

6.12   The Agent’s and Lenders’ Rights, Duties and Liabilities.    The Borrower assumes all responsibility and liability arising from or relating to the use, sale or other disposition of the Collateral. The Obligations shall not be affected by any failure of the Agent or any Lender to take any steps to perfect the Agent’s Liens or to collect or realize upon the Collateral, nor shall loss of or damage to the Collateral release the Borrower from any of the Obligations. Subject to the Intercreditor Agreement, following the occurrence and continuation of an Event of Default, the Agent may (but shall not be required to), and at the direction of the Majority Lenders shall, without notice to or consent from the Borrower, sue upon or otherwise collect, extend the time for payment of, modify or amend the terms of, compromise or settle for cash, credit, or otherwise upon any terms, grant other indulgences, extensions, renewals, compositions, or releases, and take or omit to take any other action with respect to the Collateral, any security therefor, any agreement relating thereto, any insurance applicable thereto, or any Person liable directly or indirectly in connection with any of the foregoing, without discharging or otherwise affecting the liability of the Borrower for the Obligations or under this Agreement or any other agreement now or hereafter existing between the Agent and/or any Lender and the Borrower.

6.13   Intercreditor Agreement.    The Agent and the Lenders agree and acknowledge that the exercise of their respective rights under this Article 6 is subject to the Intercreditor Agreement.

ARTICLE 7

BOOKS AND RECORDS; FINANCIAL INFORMATION; NOTICES

7.1  Books and Records.    The Parent shall maintain, at all times, correct and complete books, records and accounts in which complete, correct and timely entries are made of its transactions in accordance with GAAP applied consistently with the audited Financial Statements required to be delivered pursuant to Section 7.2(a). The Parent shall, by means of appropriate entries, reflect in such accounts and in all Financial Statements proper liabilities and reserves for all taxes and proper provision for depreciation and amortization of property and bad debts, all in accordance with GAAP. From and after the Closing Date, the Parent shall maintain at all times books and records pertaining to the Collateral in such detail, form and scope as the Agent or any Lender shall reasonably require, including, but not limited to, records of (a) all payments received and all credits and extensions granted with respect to the Accounts; (b) the return, rejections, repossession, stoppage in transit, loss, damage, or destruction of any Inventory; and (c) all other dealings affecting the Collateral.

7.2  Financial Information.    The Parent shall promptly furnish to each Lender, all such financial information as the Agent or any Lender shall reasonably request, and notify its auditors and accountants that the Agent, on behalf of the Lenders, is authorized to obtain such information directly from them. Without limiting the foregoing, the Parent will furnish to the Agent, in sufficient copies for distribution by the Agent to each Lender, in such detail as the Agent or the Lenders shall request, the following:

(a)  As soon as available, but in any event not later than ninety (90) days after the close of each Fiscal Year, consolidated audited and consolidating audited balance sheets, and statements of income and expense, cash flow and of stockholders’ equity for the Parent and its Subsidiaries for such Fiscal Year, and the accompanying notes thereto, setting forth in each case in comparative form figures for the previous Fiscal Year, all in reasonable detail, fairly presenting the financial position and the results of operations of the Parent and its consolidated Subsidiaries as at the date thereof and for the Fiscal Year then ended, and prepared in accordance with GAAP. Such statements shall be examined in accordance with generally accepted auditing standards by and, in the case of such statements performed on a consolidated basis, accompanied by a report thereon unqualified as to scope of independent certified public accountants selected by the Parent and reasonably satisfactory to the Agent. The Parent, simultaneously with retaining such independent public accountants to conduct such annual audit, shall send a letter to such accountants, with a copy to the Agent and the Lenders, notifying such accountants that one of the primary purposes for retaining such accountants’ services and having audited financial statements prepared by them is for use by the Agent and the Lenders. The Parent hereby authorizes the Agent, upon reasonable prior notice to the Parent, to communicate directly with its certified public accountants and, by this provision, authorizes those accountants to disclose to the Agent any and all financial statements and other supporting financial documents and schedules relating to the Parent or any of its Subsidiaries and to discuss directly with the Agent the finances and affairs of the Parent or any of its Subsidiaries.

(b)  As soon as available, but in any event not later than fifteen (15) days after the end of each month, consolidated and consolidating unaudited balance sheets of the Parent and its consolidated Subsidiaries as at the end of such month, and consolidated and consolidating unaudited statements of income and expense for the Parent and its consolidated Subsidiaries for such month and for the period from the beginning of the Fiscal Year to the end of such month, each in such form and detail as currently provided to management of the Parent as of the date of this Agreement.

(c)  As soon as available, but in any event not later than forty-five (45) days after the close of each fiscal quarter other than the fourth quarter of a Fiscal Year, consolidated and consolidating unaudited balance sheets of the Parent and its consolidated Subsidiaries as at the end of such quarter, and consolidated and consolidating unaudited statements of income and expense and statement of cash flows for the Parent and its Subsidiaries for such quarter and for the period from the beginning of the Fiscal Year to the end of such quarter, all in reasonable detail, fairly presenting the financial position and results of operation of the Parent and its Subsidiaries as at the date thereof and for such periods, prepared in accordance with GAAP consistent with the audited Financial Statements required to be delivered pursuant to Section 7.2(a). The Parent shall certify by a certificate signed by its chief financial officer that all such statements have been prepared in accordance with GAAP and present fairly, subject to normal year-end adjustments, the Parent’s financial position as at the dates thereof and its results of operations for the periods then ended.

(d)  With each of the audited Financial Statements delivered pursuant to Section 7.2(a), a certificate of the independent certified public accountants that examined such statement to the effect that they have reviewed and are familiar with this Agreement and that, in examining such Financial Statements, they did not become aware of any fact or condition which then constituted a Default or Event of Default, except for those, if any, described in reasonable detail in such certificate.

(e)  With each of the annual audited Financial Statements delivered pursuant to Section 7.2(a), and within forty-five (45) days after the end of each fiscal quarter, a certificate of the chief financial officer of the Parent (i) setting forth in reasonable detail the calculations of the covenants set forth in Sections 9.19, 9.20, 9.21 and 9.22 during the period covered in such Financial Statements and as at the end thereof and demonstrating compliance with such covenants, if required under the terms of this Agreement, and (ii) stating that, except as explained in reasonable detail in such certificate, (A) all of the representations and warranties of the Borrower contained in this Agreement and the other Loan Documents are correct and complete in all material respects as at the date of such certificate as if made at such time, except for those that speak as of a particular day, (B) the Borrower is, at the date of such certificate, in compliance in all material respects with all of its respective covenants and agreements in this Agreement and the other Loan Documents, (C) no Default or Event of Default then exists or existed during the period covered by such Financial Statements, (D) describing and analyzing in reasonable detail all material trends, changes, and developments in each and all Financial Statements; and (E) explaining the variances of the figures in the corresponding budgets and prior Fiscal Year financial statements. If such certificate discloses that a representation or warranty is not correct or complete, or that a covenant has not been complied with, or that a Default or Event of Default existed or exists, such certificate shall set forth what action the Parent has taken or proposes to take with respect thereto.

(f)  No sooner than sixty (60) days and not less than thirty (30) days prior to the beginning of each Fiscal Year, annual forecasts (to include forecasted consolidated and consolidating balance sheets, statements of income and expenses and statements of cash flow) for the Parent and its Subsidiaries as at the end of and for each month of such Fiscal Year.

(g)  Promptly after filing with the PBGC and the IRS, a copy of each annual report or other filing filed with respect to each Plan of the Parent.

(h)  Promptly upon the filing thereof, copies of all reports, if any, to or other documents filed by the Parent or any of its Subsidiaries with the Securities and Exchange Commission under the Exchange Act, and all reports, notices, or statements sent or received by the Parent or any of its Subsidiaries to or from the holders of any equity interests of the Parent (other than routine non-material correspondence sent by shareholders of the Parent to the Parent) or any such Restricted Subsidiary or of any Debt for Borrowed Money of the Parent or any of its Restricted Subsidiaries registered under the Securities Act of 1933 or to or from the trustee under any indenture under which the same is issued.

(i)  As soon as available, but in any event not later than 15 days after the Parent’s receipt thereof, a copy of all management reports and management letters prepared for the Parent by any independent certified public accountants of the Parent.

(j)  Promptly after their preparation, copies of any and all proxy statements, financial statements, and reports which the Parent makes available to its shareholders.

(k)  Promptly after filing with the IRS, a copy of each tax return filed by the Parent or by any of its Restricted Subsidiaries.

(l)  Such additional information as the Agent and/or any Lender may from time to time reasonably request regarding the financial and business affairs of the Parent or any Restricted Subsidiary.

7.3   Notices to the Lenders.    The Parent shall notify the Agent and the Lenders, in writing of the following matters at the following times:

(a)  Immediately after becoming aware of any Default or Event of Default.

(b)  Immediately after becoming aware of the assertion by the holder of more than $1,000,000 of any capital stock of the Parent or any Restricted Subsidiary or of any Debt of the Parent or any Restricted Subsidiary in excess of $1,000,000 in principal amount that a default exists with respect thereto or that the Parent or such Restricted Subsidiary is not in compliance with the terms thereof, or the threat or commencement by such holder of any enforcement action because of such asserted default or non-compliance.

(c)  Immediately after becoming aware of any material adverse change in the Parent’s or any Restricted Subsidiary’s property, business, operations, or condition (financial or otherwise).

(d)  Immediately after becoming aware of any pending or threatened action, suit, proceeding, or counterclaim by any Person, or any pending or threatened investigation by a Governmental Authority, which could reasonably be expected to materially and adversely affect the Collateral, the repayment of the Obligations, the Agent’s or any Lender’s rights under the Loan Documents, or the Parent’s or any Restricted Subsidiary’s property, business, operations, or condition (financial or otherwise).

(e)  Immediately after becoming aware of any pending or threatened strike, work stoppage, unfair labor practice claim, or other labor dispute affecting the Parent or any of its Restricted Subsidiaries in a manner which could reasonably be expected to have a Material Adverse Effect.

(f)  Immediately after becoming aware of any violation of any law, statute, regulation, or ordinance of a Governmental Authority affecting the Parent or any Restricted Subsidiary which could reasonably be expected to have a Material Adverse Effect.

(g)  Immediately after receipt of any notice of any violation by the Parent or any of its Restricted Subsidiaries of any Environmental Law which could reasonably be expected to have a Material Adverse Effect or of the imposition of any Environmental Lien against any property of the Parent or any of its Restricted Subsidiaries or that any Governmental Authority has asserted that the Parent or any Restricted Subsidiary is not in compliance with any Environmental Law or is investigating the Parent’s or such Restricted Subsidiary’s compliance therewith, in each case, which could reasonably be expected to have a Material Adverse Effect.

(h)  Immediately after receipt of any written notice that the Parent or any of its Restricted Subsidiaries is or may be liable to any Person as a result of the Release or threatened Release of any Contaminant or that the Parent or any Restricted Subsidiary is subject to investigation by any Governmental Authority evaluating whether any remedial action is needed to respond to the Release or threatened Release of any Contaminant which, in either case, is reasonably likely to have a Material Adverse Effect.

(i)  Any change in the Borrower’s name, state of organization, or form of organization, trade names under which the Borrower will sell Inventory or create Accounts, or to which instruments in payment of Accounts may be made payable, in each case at least thirty (30) days prior thereto.

(j)  Within ten (10) Business Days after the Borrower or any ERISA Affiliate knows or has reason to know, that an ERISA Event or a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred, and, when known, any action taken or threatened by the IRS, the DOL or the PBGC with respect thereto.

(k)  Upon request, copies of the following: (i) each annual report (form 5500 series), including Schedule B thereto, filed with the PBGC, the DOL or the IRS with respect to each Plan, (ii) a copy of each funding waiver request filed with the PBGC, the DOL or the IRS with respect to any Plan and all communications received by the Borrower or any ERISA Affiliate from the PBGC, the DOL or the IRS with respect to such request, and (iii) a copy of each other filing or notice filed with the PBGC, the DOL or the IRS, with respect to each Plan of either Borrower or any ERISA Affiliate.

(l)  Of the occurrence of any of the following events affecting the Parent or any ERISA Affiliate (but in no event more than 10 days after such event), together with a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Parent or any ERISA Affiliate with respect to such event:

(i)  an ERISA Event;

(ii)  a material increase in the Unfunded Pension Liability of any Pension Plan;

(iii)  the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by the Parent or any ERISA Affiliate; or

(iv)  the adoption of any amendment to a Plan subject to Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension Liability; and

(m)  Prior notice of any material change in accounting policies or financial reporting practices by the Parent or any of its consolidated Subsidiaries.

Each notice given under this Section shall describe the subject matter thereof in reasonable detail, and shall set forth the action that the Parent, its Subsidiary, or any ERISA Affiliate, as applicable, has taken or proposes to take with respect thereto.

ARTICLE 8

GENERAL WARRANTIES AND REPRESENTATIONS

The Borrower warrants and represents to the Agent and the Lenders that except as hereafter disclosed to and accepted by the Agent and the Majority Lenders in writing:

8.1   Authorization, Validity, and Enforceability of this Agreement and the Loan Documents.    The Borrower has the corporate power and authority to execute, deliver and perform this Agreement and the other Loan Documents, to incur the Obligations, and to grant to the Agent Liens upon and security interests in the Collateral. The Borrower has taken all necessary corporate action (including obtaining approval of its stockholders if necessary) to authorize its execution, delivery, and performance of this Agreement and the other Loan Documents to which it is a party. This Agreement and the other Loan Documents have been duly executed and delivered by the Borrower, and constitute the legal, valid and binding obligations of the Borrower, enforceable against it in accordance with their respective terms without defense, setoff or counterclaim. The Borrower’s execution, delivery, and performance of this Agreement and the other Loan Documents, including the grant or perfection of the

Agent’s Liens, do not and will not conflict with, or constitute a violation or breach of, or constitute a default under, or result in the creation or imposition of any Lien upon the property of the Borrower or any of its Restricted Subsidiaries by reason of the terms of (a) any contract, mortgage, Lien, lease, agreement, indenture, or instrument to which the Borrower is a party or which is binding upon it, (b) any Requirement of Law applicable to the Borrower or any of its Restricted Subsidiaries, or (c) the certificate or articles of incorporation or by-laws or other organizational document of the Borrower or any of its Restricted Subsidiaries.

8.2  Validity and Priority of Security Interest.    The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Agent, for the ratable benefit of the Agent and the Lenders, and (a) such Liens in the case of the Term Priority Collateral constitute first priority perfected and continuing Liens, having priority over all other Liens and (b) such Liens in the case of the Revolver Collateral constitute perfected and continuing Liens, having priority over all other Liens other than Liens securing the Borrower’s obligations under the Existing Senior Credit Facility, in each case, securing all the Obligations, and enforceable against the Borrower and all third parties.

8.3  Organization and Qualification.    The Borrower (a) is duly incorporated and organized and validly existing in good standing under the laws of the state of its incorporation, (b) is qualified to do business as a foreign corporation and is in good standing in the jurisdictions set forth on Schedule 8.3 which are the only jurisdictions in which qualification is necessary in order for it to own or lease its property and conduct its business, and (c) has all requisite power and authority to conduct its business and to own its property.

8.4  Corporate Name; Prior Transactions.    As of each Funding Date, the Borrower has not, during the past five (5) years, been known by or used any other corporate or fictitious name other than “AMD,” except as set forth on Schedule 8.11.

8.5  Subsidiaries and Affiliates.    Schedule 8.5 is a correct and complete list of the name and relationship to the Borrower of each of the Borrower’s Subsidiaries as of the Closing Date. Each Restricted Subsidiary is (a) duly incorporated and organized and validly existing in good standing under the laws of its state of incorporation or organization set forth on Schedule 8.5, and (b) qualified to do business as a foreign corporation, partnership or limited liability company and in good standing in each jurisdiction in which the failure to so qualify or be in good standing could reasonably be expected to have a material adverse effect on any such Restricted Subsidiary’s business, operations, property, or condition (financial or otherwise) and (c) has all requisite power and authority to conduct its business and own its property.

8.6  Financial Statements and Projections.

(a)  The Parent has delivered to the Agent and the Lenders the unaudited balance sheet and related statements of income and cash flows for the Parent and its consolidated Subsidiaries as of June 28, 2002. All such financial statements have been prepared in accordance with GAAP and present accurately and fairly the financial position of the Parent and its consolidated Subsidiaries as at the dates thereof and their results of operations for the periods then ended.

(b)  The Latest Projections when submitted to the Lenders as required herein represent the Parent’s good faith estimate of the future financial performance of the Parent and its consolidated Subsidiaries for the periods set forth therein. The Latest Projections have been prepared on the basis of the assumptions set forth therein, which the Parent believes are fair and reasonable in light of current and reasonably foreseeable business conditions at the time submitted to the Lender.

8.7  Solvency.    The Borrower is Solvent prior to and after giving effect to the making of the Loans to be made on any Funding Date.

8.8  Debt.    As of each Funding Date, and after giving effect to the making of the Loans, if any, to be made on such Funding Date, the Borrower and its Restricted Subsidiaries have no Debt, except (a) the Obligations, (b) Debt described on Schedule 8.8, and (c) trade payables and other contractual obligations arising in the ordinary course of business.

8.9  Distributions.    Since December 30, 2001, no Distribution has been declared, paid, or made upon or in respect of any capital stock or other securities of the Borrower as of each Funding Date.

8.10  Title to Property.    The Borrower has good and marketable title in fee simple to its real property, and except as specifically disclosed in Schedule 8.10, the Borrower has good, indefeasible, and merchantable title to all of its other property (including the assets reflected on the December 30, 2001 Financial Statements delivered to the Agent and the Lenders, except as disposed of in the ordinary course of business since the date thereof or as permitted under this Agreement), and all of such property constituting Collateral is free of all Liens except Permitted Liens.

8.11  Trade Names.    All trade names or styles under which the Borrower or any of its Subsidiaries will sell Inventory or create Accounts, or to which instruments in payment of Accounts may be made payable, are listed on Schedule 8.11.

8.12  Litigation.    Except as specifically disclosed in Schedule 8.12, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Borrower, or its Restricted Subsidiaries or any of their respective properties which:

(a)  purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or

(b)  if determined adversely to the Borrower or its Restricted Subsidiaries, would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

8.13  Restrictive Agreements.    As of each Funding Date, neither the Borrower nor any of its Restricted Subsidiaries is a party to any contract or agreement, or subject to any charter or other corporate or similar restriction, or any Requirement of Law, which would in any respect reasonably be expected to cause a Material Adverse Effect.

8.14  Labor Disputes.    As of each Funding Date, (a) there is no collective bargaining agreement or other labor contract covering employees of the Borrower or any of its Restricted Subsidiaries, (b) no such collective bargaining agreement or other labor contract is scheduled to expire during the term of this Agreement, (c) no union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of employees of the Borrower or any of its Restricted Subsidiaries or for any similar purpose, and (d) there is no pending or (to the best of the Borrower’s knowledge) threatened, strike, work stoppage, material unfair labor practice claim, or other material labor dispute against or affecting the Borrower or its Restricted Subsidiaries or their employees.

8.15  Environmental Laws.    Except as specifically disclosed on Schedule 8.15, as of each Funding Date:

(a)  to the best of the Borrower’s knowledge, the on-going operations of the Borrower and each of its Restricted Subsidiaries comply in all respects with all Environmental Laws, except such non-compliance which would not (if enforced in accordance with applicable law) result in liability in excess of $25,000,000 in the aggregate.

(b)  the Borrower and each of its Restricted Subsidiaries have obtained all licenses, permits, authorizations and registrations required under any Environmental Law (“Environmental Permits”) and necessary for their respective ordinary course operations, all such Environmental Permits are in good standing, and the Borrower and each of its Restricted Subsidiaries are in compliance with all material terms and conditions of such Environmental Permits;

(c)  none of the Borrower, any of its Restricted Subsidiaries or any of their respective present property or operations, is subject to any outstanding written order from or agreement with any Governmental Authority, nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Contaminant; and

(d)  to the best of the Borrower’s knowledge, there are no Contaminants or other conditions or circumstances existing with respect to any property of the Borrower or any Restricted Subsidiary, or arising from operations prior to such Funding Date of the Borrower or any of its Restricted Subsidiaries that would reasonably be expected to give rise to Environmental Claims with a potential liability of the Borrower and its Restricted Subsidiaries in excess of $25,000,000 in the aggregate for any such condition, circumstance or property and in addition, (i) neither the Borrower nor any Restricted Subsidiary has any underground storage tanks (A) that are not properly registered or permitted under applicable Environmental Laws, or (B) that are leaking or disposing of Contaminants off-site, and (ii) the Borrower and its Restricted Subsidiaries have notified all of their employees of the existence, if any, of any health hazard arising from the conditions of their employment and have met all notification requirements under Title III of CERCLA and all other Environmental Laws.

8.16  No Violation of Law.    Neither the Borrower nor any of its Restricted Subsidiaries is in violation of any law, statute, regulation, ordinance, judgment, order, or decree applicable to it which violation could reasonably be expected to have a Material Adverse Effect.

8.17  No Default.    Neither the Borrower nor any of its Restricted Subsidiaries is in default with respect to any note, indenture, loan agreement, mortgage, lease, deed, or other agreement to which the Borrower or such Restricted Subsidiary is a party or by which it is bound, which default could reasonably be expected to have a Material Adverse Effect.

8.18  ERISA Compliance.    As of each Funding Date:

(a)  Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan is intended to qualify under Section 401(a) of the Code and to the best knowledge of the Borrower, nothing has occurred which would cause the loss of such qualification. The Borrower and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)  There are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)  (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

8.19  Taxes.    The Borrower and its Restricted Subsidiaries have filed all federal and other tax returns and reports required to be filed, and have paid all federal and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable. There is no proposed tax assessment against the Borrower or any of its Restricted Subsidiaries that would, if made, have a Material Adverse Effect.

8.20  Regulated Entities.    None of the Borrower, any Person controlling the Borrower, or any Subsidiary, is an “Investment Company” within the meaning of the Investment Company

Act of 1940. The Borrower is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code or law, or any other federal or state statute or regulation limiting its ability to incur indebtedness.

8.21   Use of Proceeds; Margin Regulations.    The proceeds of the Loans are to be used solely for working capital or general corporate purposes, not in contravention of this Agreement, including any payments provided for in the Fee Letter or this Agreement. Neither the Borrower nor any Subsidiary is engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

8.22   Copyrights, Patents, Trademarks and Licenses, etc.    To the best of the Borrower’s knowledge, the Borrower or its Restricted Subsidiaries own or is licensed or otherwise has the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, licenses, rights of way, authorizations and other rights that are reasonably necessary for the operation of its businesses, without conflict with the rights of any other Person. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Restricted Subsidiary infringes upon any rights held by any other Person. Except as specifically disclosed on Schedule 8.22, no claim or litigation regarding any of the foregoing is pending or, to the best of Borrower’s knowledge, threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is, to the best of the Borrower’s knowledge, pending or proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

8.23   No Material Adverse Change.    No material adverse change has occurred in the Borrower’s Property, business, operations, or conditions (financial or otherwise) since the date of the Financial Statements delivered to the Lender under Section 8.6(a).

8.24   Full Disclosure.    None of the representations or warranties made by the Borrower or any Subsidiary in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Borrower or any Subsidiary in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of the Borrower to the Lenders prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered (it being understood that although any financial projections and forecasts furnished by the Borrower represent the Borrower’s best estimates and assumptions as to future performance, which the Borrower believes to be fair and reasonable as of the time made in the light of current and reasonably foreseeable business conditions, such financial projections and forecasts as to future events are not to be viewed as facts and that actual results during the period or periods covered thereby may differ from the projected or forecasted results).

8.25   Governmental Authorization.    No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower or any of its Restricted Subsidiaries of this Agreement or any other Loan Document.

8.26   Insurance.    The properties of the Borrower and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or each such Restricted Subsidiary operates.

8.27   Customer and Trade Relations.    As of each Funding Date, there exists no actual or, to the best knowledge of Borrower, threatened termination or cancellation of, or any material adverse modification or change in (i) the business relationship of the Borrower with any customer or group of customers whose purchases during the preceding twelve (12) months caused them to be ranked among the ten (10) largest customers of the Borrower, or (ii) the business relationship of the Borrower with any supplier material to its operations.

ARTICLE 9

AFFIRMATIVE AND NEGATIVE COVENANTS

The Borrower covenants to the Agent and each Lender that, effective from and after the Closing Date, and for so long as any of the Obligations remains outstanding or this Agreement is in effect:

9.1   Taxes and Other Obligations.    The Borrower shall, and shall cause each of its Restricted Subsidiaries to, (a) file when due all tax returns and other reports which it is required to file; (b) pay, or provide for the payment, when due, of all taxes, fees, assessments and other governmental charges against it or upon its property, income and franchises, make all required withholding and other tax deposits, and establish adequate reserves for the payment of all such items, and provide to the Agent and the Lenders, upon reasonable request, satisfactory evidence of its timely compliance with the foregoing; and (c) pay when due all Debt owed by it, but subject to any subordination provisions contained in any instrument or agreement evidencing such Debt, and all claims of materialmen, mechanics, carriers, warehousemen, landlords, processors and other like Persons, and all other indebtedness owed by it and perform and discharge in a timely manner all other obligations undertaken by it; provided, however, neither the Borrower nor any of its Restricted Subsidiaries need pay any tax, fee, assessment, or governmental charge, that (i) it is contesting in good faith by appropriate proceedings diligently pursued, (ii) the Borrower or its Restricted Subsidiary, as the case may be, has established proper reserves for as provided in GAAP, and (iii) no Lien (other than a Permitted Lien) results from such non-payment.

9.2   Corporate Existence and Good Standing.    The Borrower shall, and shall cause each of its Restricted Subsidiaries to (subject to the provisions of Section 9.8), maintain its corporate existence and its qualification and good standing in all jurisdictions in which the failure to maintain such existence and qualification or good standing could reasonably be expected to have a material adverse effect on the Borrower’s or such Restricted Subsidiary’s property, business, operations or condition (financial or otherwise).

9.3  Compliance with Law and Agreements; Maintenance of Licenses.    The Borrower shall comply, and shall cause each Restricted Subsidiary to comply, in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act) except such as may be contested in good faith by appropriate proceedings diligently pursued. The Borrower shall, and shall cause each of its Subsidiaries to, obtain and maintain all licenses, permits, franchises, and governmental authorizations necessary to own its property and to conduct its business. The Borrower shall not modify, amend or alter its certificate or articles of incorporation or by-laws other than in a manner which does not adversely affect the rights of the Lenders or the Agent.

9.4  Maintenance of Property.    The Borrower shall, and shall cause each of its Restricted Subsidiaries to, maintain all of its property necessary and useful in the conduct of its business, in good operating condition and repair, ordinary wear and tear excepted, using the standard of care typical in the industry in the operation and maintenance of its facilities, and preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect. The Borrower shall, and shall cause each Restricted Subsidiary to, use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill.

9.5  Insurance.

(a)  The Borrower shall maintain, and shall cause each of its Restricted Subsidiaries to maintain, with financially sound and reputable insurers having a rating of at least A-VII or better by Best Rating Guide, insurance against loss or damage by fire with extended coverage; theft, burglary, pilferage and loss in transit; public liability and third party property damage; larceny, embezzlement or other criminal liability; business interruption; public liability and third party property damage; and such other hazards or of such other types as is customary for Persons engaged in the same or similar business.

(b)  The Borrower shall cause the Agent, for the ratable benefit of the Agent and the Lenders, to be named (i) as secured party and sole loss payee in respect of each such policy insuring the Machinery and Equipment and the Fab 25 Facility, (ii) as secured party and loss payee, as its interests may appear, in respect of each such policy insuring any other Collateral and (iii) additional insured in respect of each such liability policy, in each case, in a manner acceptable to the Agent. Each policy of insurance shall contain a clause or endorsement requiring the insurer to give not less than thirty (30) days’ prior written notice to the Agent in the event of cancellation, non-renewal or amendment of the policy for any reason whatsoever and a clause or endorsement stating that the interest of the Agent shall not be impaired or invalidated by any act or neglect of the Borrower or any of its Subsidiaries or the owner of any premises for purposes more hazardous than are permitted by such policy. All premiums for such insurance shall be paid by the Borrower when due, and certificates of insurance and, if requested by the Agent or any Lender, photocopies of the policies, shall be delivered to the Agent, in each case in sufficient quantity for distribution by the Agent to each of the Lenders. If the Borrower fails to procure such insurance or to pay the premiums therefor when due, the Agent may, and at the direction of the Majority Lenders shall, do so from the proceeds of Loans.

(c)  The Borrower shall promptly notify the Agent and the Lenders of any loss, damage, or destruction to the Collateral in excess of $500,000, whether or not covered by insurance. During the existence of any Event of Default, the Agent is hereby authorized to collect all insurance proceeds in respect of Collateral directly (subject to the Intercreditor Agreement), and to apply or remit them as follows: after deducting from such proceeds the reasonable expenses, if any, incurred by the Agent in the collection or handling thereof, ratably, to the reduction of the Obligations in the order provided for in Section 4.5.

9.6   Environmental Laws.    The Borrower shall, and shall cause each of its Restricted Subsidiaries to, conduct its business in compliance with all Environmental Laws applicable to it, including those relating to the generation, handling, use, storage, and disposal of any Contaminant. The Borrower shall, and shall cause each of its Restricted Subsidiaries to, take prompt and appropriate action to respond to any non-compliance with Environmental Laws.

9.7   Compliance with ERISA.    The Borrower shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (c) make all required contributions to any Plan subject to Section 412 of the Code; (d) not engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan; and (e) not engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

9.8   Mergers, Consolidations or Sales.    Neither the Borrower nor any of its Restricted Subsidiaries shall (a) windup, liquidate or dissolve or agree to do any of the foregoing, except for any winding-up, liquidation or dissolution of any Restricted Subsidiary, or any agreement to do so, in which the assets of such Restricted Subsidiary are distributed to the Borrower or another Restricted Subsidiary, provided, however, that the assets of any U.S. Subsidiary which is the subject of any such wind-up, liquidation or dissolution shall only be distributed to the Borrower or another U.S. Subsidiary, (b) during any Enhanced Covenant Period, but subject to the Grandfathering Rules, enter into any transaction of merger, reorganization, or consolidation, or transfer, sell, assign, lease, or otherwise dispose of all or any part of its property, or agree to do any of the foregoing, except (i) sales of Inventory in the ordinary course of its business; (ii) sales or other dispositions of Equipment (other than any Machinery & Equipment) in the ordinary course of business that is obsolete, worn-out or no longer useable by Borrower in its business; (iii) Permitted Affiliate Investments; (iv) [Reserved]; (v) sales of assets (other than any Term Priority Collateral) having an aggregate book value of (A) not more than $7,500,000 for all such assets so sold in any Fiscal Year and (B) not more than $30,000,000 for all such assets so sold after the Closing Date, (vi) sales of manufacturing facilities and equipment which are made for fair market value, provided that (A) at the time of any such sale, no Event of Default shall exist or would result from such sale, (B) (1) 100% of the aggregate sales price in respect of such sale shall be paid in cash, in the case of Machinery & Equipment, and (2) 75% of the aggregate sales price in respect of such sale shall be paid in cash, in the case of all other manufacturing facilities and equipment, (C) (1) the proceeds of any such sale of Machinery & Equipment shall be either (x) reinvested within 180 days of such sale in replacement Machinery & Equipment, which shall be located at the Fab 25 Facility to be used in the ongoing operation of the Fab 25 Facility, or (y) used to repay the Loans in accordance with Section 4.8, and (2) the proceeds of any such sale of all other manufacturing facilities and equipment shall be reinvested within 24 months of such sale in replacement assets to be used in the ongoing operation of the Parent’s and its Restricted Subsidiaries’ business, and, in each case, pending such reinvestment, the cash proceeds of any such sale shall be held by the Parent in the form of cash or cash equivalents, and (D) (1) the fair market value of all Machinery & Equipment sold pursuant to this clause (vi) shall not exceed from and after the Closing Date $2,000,000 in any single transaction or $10,000,000 in the aggregate in any Fiscal Year, and (2) the aggregate book value of all other assets so sold pursuant to this clause (vi) by the Parent and its Restricted Subsidiaries, together, shall not exceed $50,000,000 from and after the Closing Date; (vii) mergers or consolidations between the Borrower and any Restricted Subsidiary and between any Restricted Subsidiary and any other Restricted Subsidiary, provided that, with respect to any such transaction involving the Borrower, the Borrower shall be the continuing or surviving corporation; (viii) transfers of the capital stock, partnership interests or membership interests of the German Subsidiary pursuant to any Lien encumbering such capital stock, partnership interests or membership interests, provided that such Lien is permitted under Section 9.17; (ix) transfers of Equipment and Inventory between the Borrower and its Restricted Subsidiaries, and among Restricted Subsidiaries, permitted under Section 9.14(a); (x) transactions permitted under Section 9.9 below; and (xi) transfers of the capital stock, partnership interests or membership interests of the Mask House Affiliates pursuant to any Lien encumbering such capital stock, partnership interests or membership interests, provided that such Lien is permitted under Section 9.17. Notwithstanding anything to the contrary in this Section 9.8 or elsewhere in this Agreement, and whether or not an Enhanced Covenant Period then exists, (1) the sale or other disposition of Accounts shall not be permitted at any time hereunder, (2) the Borrower shall not at any time consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to any Person except as permitted under the preceding clause (vii), (3) the sale or other disposition of the Machinery & Equipment, or the removal of the Machinery & Equipment from the Fab 25 Facility, shall not be permitted at any time, except as otherwise provided in the preceding clause (vi), and (4) the sale or other disposition of the Fab 25 Facility shall not be permitted at any time.

9.9   Distributions; Capital Change; Restricted Investments.    Neither the Borrower nor any of its Restricted Subsidiaries shall (a) directly or indirectly declare or make, or incur any liability to make, any Distribution in respect of any capital stock of AMDISS, except Distributions to the Parent, and (b) during any Enhanced Covenant Period, but subject to the Grandfathering Rules (i) directly or indirectly declare or make, or incur any liability to make, any Distribution, except (A) Distributions to the Borrower by its Restricted Subsidiaries, (B) Distributions by any Wholly-Owned Subsidiary to the Borrower or any other Wholly-Owned Subsidiary and (C) redemptions, repurchases, retirements or other acquisitions of any equity interests of the Parent (1) in exchange for other equity interests of the Parent upon the conversion of such equity interests into such other equity interests of the Parent, or (2) out of the proceeds of the substantially concurrent sale (other than to a Subsidiary) of other equity interests of the Parent; (ii) make any change in its capital structure which could have a Material Adverse Effect; or (iii) make any Restricted Investment.

9.10  Transactions Affecting Collateral or Obligations.    Neither the Borrower nor any of its Restricted Subsidiaries shall enter into any transaction which would be reasonably expected to have a Material Adverse Effect.

9.11  Guaranties.    Neither the Borrower nor any of its Restricted Subsidiaries shall during any Enhanced Covenant Period, but subject to the Grandfathering Rules, make, issue, become liable on or pay any Guaranty, except (i) Guaranties of the Obligations in favor of the Agent, (ii) other Guaranties existing on the Closing Date and described on Schedule 9.11, (iii) Guaranties of the obligations of FASL not to exceed in the aggregate $175,000,000 at any time outstanding (but not the payment of any such Guaranty), (iv) Guaranties by the Borrower or any Restricted Subsidiary guarantying Debt of the Borrower or any Restricted Subsidiary permitted under Section 9.12, (v) Guaranties by the Parent of the obligations of the German Subsidiary under the Dresden Agreements (and payment of such Guaranties) in an amount not to exceed 600,000,000 Deutsche Marks in the aggregate, (vi) Guaranties by the Parent of the obligations of the Mask House Affiliates (and payment of such Guaranties) in an amount not to exceed $50,000,000 in the aggregate and (vii) Guaranties commencing in Fiscal Year 2004 by the Parent of the obligations of the Semiconductor JV (and payment of such Guaranties) in an amount not to exceed ***** in the aggregate in Fiscal Year 2004 and thereafter or ***** in the aggregate in Fiscal Year 2005 and thereafter.

9.12  Debt.    Neither the Borrower nor any of its Restricted Subsidiaries shall during any Enhanced Covenant Period, but subject to the Grandfathering Rules, incur any Debt, other than: (i) the Obligations; (ii) trade payables and contractual obligations to suppliers and customers arising in the ordinary course of business; (iii) Debt described on Schedule 8.8; (iv) Debt constituting Permitted Affiliate Investments; (v) any refinancing, renewal or extension of any Debt the incurrence of which was permitted hereunder at the time such Debt was so incurred so long as the principal amount thereof is not increased and such refinancing, renewal or extension is on substantially the same or more favorable terms (from the perspective of the Borrower and its Restricted Subsidiaries) as the terms of the Debt being refinanced, renewed or extended, (vi) Guaranties permitted under Section 9.11, and (vii) Debt in respect of capital leases, synthetic lease obligations and purchase money obligations for fixed or capital assets within the limitations set forth in clause (j) of the definition of “Permitted Liens.”

9.13  Prepayment.    Neither the Borrower nor any of its Restricted Subsidiaries shall during any Enhanced Covenant Period, but subject to the Grandfathering Rules, voluntarily prepay any Debt, except (i) the Obligations in accordance with the terms of this Agreement and (ii) the prepayment of Debt in connection with a refinancing thereof permitted under clause (v) of Section 9.12.

9.14  Transactions with Affiliates.

(a)  Subject to the Transfer and Assignment Letter, except as set forth below, neither the Borrower nor any of its Restricted Subsidiaries shall, sell, transfer, distribute, or pay any money or property, including, but not limited to, any fees or expenses of any nature (including, but not limited to, any fees or expenses for management services), to any Affiliate, or lend or advance money or property to any Affiliate, or invest in (by capital contribution or otherwise) or purchase or repurchase any stock or indebtedness, or any property, of any Affiliate,

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *****. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

or become liable on any Guaranty of the indebtedness, dividends, or other obligations of any Affiliate. Notwithstanding the foregoing, the Borrower and its Restricted Subsidiaries may (i) execute, deliver and perform its obligations under, and consummate the transactions contemplated by, the Dresden Agreements, including without limitation the Revolving Intercompany Loans permitted hereunder, (ii) execute, deliver and perform its obligations under, and consummate the transactions contemplated by, the Mask House Agreements and (iii) engage in other transactions with Affiliates, including the Permitted Affiliate Investments, provided that the terms of any such transactions described in this subsection (iii) shall be no less favorable to the Borrower and its Restricted Subsidiaries than would be obtained in a comparable arms’-length transaction with a third party who is not an Affiliate. The Borrower shall fully disclose to the Agent and the Lenders the amounts and terms of any such Affiliate transaction involving consideration in excess of $750,000. The parties acknowledge that the Borrower and its Restricted Subsidiaries from time to time engage in transfers among each other of inventory and equipment on an arms-length basis in the ordinary course of business, and no further disclosure is required under this Section 9.14(a) in that regard. Without limiting the operation of the foregoing provisions of this Section 9.14(a) or any other provision of this Agreement, the parties further acknowledge that (A) pursuant to the Dresden Agreements (copies of which have been provided to the Agent), the Borrower engages and will engage in transactions with the German Subsidiary, including support in the form of loans and guarantees, the purchase of wafers and research, design and development services (and the license of certain intellectual property rights to the German Subsidiary in connection therewith), the provision of management services to the German Subsidiary, and foreign exchange swap transactions, and (B) pursuant to the Sales and Purchase Agreement of FASL Products among the Parent, Fujitsu Limited and FASL dated as of September 8, 1995, as amended, and related agreements (the “FASL Agreements”) (copies of which have been provided to the Agent), the Borrower engages and will engage in transactions with FASL for the purchase of wafers and the joint development of technology, and certain joint licenses and cross licenses and other agreements in connection therewith, and, in each such case, no further disclosure is required under this Section 9.14(a) in that regard.

(b)  Borrower shall not enter into any lending or borrowing transaction with any employees of Borrower, except loans to its respective employees, officers and directors on an arms’-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $100,000 to any individual and up to a maximum of $2,000,000 in the aggregate at any one time outstanding.

9.15   Investment Banking and Finder’s Fees.    Neither the Borrower nor any of its Subsidiaries shall pay or agree to pay, or reimburse any other party with respect to, any investment banking or similar or related fee, underwriter’s fee, finder’s fee, or broker’s fee to any Person in connection with this Agreement. The Borrower shall defend and indemnify the Agent and the Lenders against and hold them harmless from all claims of any Person that the Borrower is obligated to pay for any such fees, and all costs and expenses (including attorneys’ fees) incurred by the Agent and/or any Lender in connection therewith.

9.16   Business Conducted.    The Borrower shall not and shall not permit any of its Subsidiaries to, engage directly or indirectly, in any material line of business substantially different from those lines of business in which the Borrower and its Subsidiaries are engaged on the Closing Date.

9.17   Liens.

(a)  Collateral.    Neither the Borrower nor any of its Subsidiaries shall create, incur, assume, or permit to exist any Lien on any property constituting Collateral now owned or hereafter acquired by any of them, except Permitted Liens.

(b)  Non-Collateral.    Neither the Borrower nor any of its Restricted Subsidiaries shall during any Enhanced Covenant Period, but subject to the Grandfathering Rules, create, incur, or assume any Lien, or permit to exist any nonconsensual Lien, on any property not constituting Collateral now owned or hereafter acquired by any of them, except Permitted Liens.

9.18   Fiscal Year.    The Borrower shall not change its Fiscal Year.

9.19   Adjusted Tangible Net Worth.    At any time that Net Domestic Cash is less than $300,000,000, the Parent will maintain Adjusted Tangible Net Worth, determined as of the last day of each fiscal quarter, of not less than $1,750,000,000.

9.20   EBITDA.    At any time that Net Domestic Cash is less than $300,000,000, the Parent will maintain EBITDA as of the last day of each fiscal period set forth below of not less than the amount set forth below opposite such fiscal period:

Period	Amount
Four fiscal quarters ending September 30, 2002 and thereafter	$1,050,000,000

9.21   Fixed Charge Coverage Ratio.    At any time that Net Domestic Cash is less than $300,000,000, the Parent shall not permit, as of the last day of any fiscal quarter, the ratio of (a) EBITDA for the period of the last four fiscal quarters ended on such date to (b) the sum of (i) interest expense for such period plus (ii) scheduled amortization of Debt For Borrowed Money for such period plus (iii) Capital Expenditures for such period, in each case, of the Parent and its Subsidiaries, as determined on a consolidated basis in accordance with GAAP, to be less than (1) 0.05 to 1.00 as of the last day of the fourth fiscal quarter of 2002, (2) 0.02 to 1.00 as of the last day of the first fiscal quarter of 2003, (3) 0.18 to 1.00 as of the last day of the second fiscal quarter of 2003, (4) 0.31 to 1.00 as of the last day of the third fiscal quarter of 2003, (4) 0.43 to 1.00 as of the last day of the fourth fiscal quarter of 2003, (5) 0.50 to 1.00 as of the last day of the first fiscal quarter of 2004, (6) 0.60 to 1.00 as of the last day of the second fiscal quarter of 2004, and (7) 0.75 to 1.00 as of the last day of the third fiscal quarter of 2004 and thereafter.

9.22   Use of Proceeds.    The Borrower shall use the proceeds of the Loans for working capital and other general corporate purposes not in contravention of any Requirement of Law or of any Loan Document. The Borrower shall not, and shall not suffer or permit any Subsidiary to, use any portion of the Loan proceeds, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of the Borrower or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (iv) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act.

9.23   Interest Rate Protection.    Within thirty (30) days of receipt of a written notice from the Agent regarding concerns over interest rate and currency fluctuation protection and at all times thereafter through the Stated Termination Date, the Borrower shall enter into and maintain one or more Rate Protection Arrangements, which shall be on terms, for periods and with counterparties acceptable to the Agent, and by which the Borrower is protected against increases in interest rates from and after the date of such contracts as to a notional amount of not less than fifty percent (50%) (or such lower percentage as shall be acceptable to the Agent) of the aggregate outstanding balances of the Loans at all such times.

9.24   Further Assurances.

(a)  The Borrower shall execute and deliver, or cause to be executed and delivered, to the Agent and/or the Lenders such documents and agreements, and shall take or cause to be taken such actions, as the Agent or any Lender may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents. Without limiting the generality of the preceding sentence, promptly upon request by the Agent or the Majority Lenders, the Borrower shall (and shall cause any of its Subsidiaries to) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all such further acts, deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, control agreements, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments the Agent or such Lenders, as the case may be, may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Loan Documents any of the properties, rights or interests covered by any of the Loan Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Loan Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Agent and Lenders the rights granted or now or hereafter intended to be granted to the Agent and the Lenders under any Loan Document or under any other document executed in connection therewith.

(b)  The Borrower shall ensure that all written information, exhibits and reports furnished to the Agent or the Lenders do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to the Agent and the Lenders and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof.

9.25  Impairment of Intercompany Transfers.    Borrower shall not directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than this Agreement and the other Loan Documents) that could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or distributions or the making or repayment of intercompany loans by a Restricted Subsidiary to Borrower.

9.26  No Speculative Transactions.    Borrower shall not engage in any transaction involving commodity options, futures contracts or similar transactions, except solely to hedge against fluctuations in the prices of commodities owned or purchased by it and the values of foreign currencies receivable or payable by it and interest swaps, caps or collars.

9.27  Certain Post-Closing Matters.    (a) The Borrower shall deliver to the Agent, as soon as practicable after the Closing Date (but in no event later than five (5) Business Days thereafter), evidence satisfactory to the Agent that the UCC financing statements of record and reflected in the UCC search reports delivered to the Agent on or prior to the Closing Date do not encumber any of the Machinery & Equipment described in Exhibit C of the Deed of Trust. The evidence to be provided to satisfy the foregoing requirements can include copies of UCC financing termination statements or written confirmation from the secured parties identified in such UCC financing statements that the Machinery & Equipment is not within the scope of the Lien evidenced by their respective UCC financing statement(s). If after the Closing Date it is determined that any of such Machinery & Equipment is encumbered by a prior Lien, the Borrower shall as soon as practicable (but in no event later than 30 days after the Closing Date) (i) execute and file, or cause to be executed and filed, UCC financing termination statements and any other documents necessary to terminate and cancel such prior Lien, and (ii) take, or cause to be taken, all other actions, as the Agent may request, to cause the Liens created by the Collateral Documents over the Machinery & Equipment to constitute first priority Liens subject to no other Liens other than Permitted Liens.

(b)  If requested by the Documentation Agent on or after the Closing Date and prior to the next Funding Date following the Closing Date, the Borrower, at its own expense, shall deliver to the Documentation Agent and the Lenders a written appraisal of the Fab 25 Facility, dated as of a date after the Closing Date, from an appraiser acceptable to the Documentation Agent and the Lenders, and prepared on a basis satisfactory in form and substance to the Documentation Agent and the Lenders, such appraisal to include, without limitation, information required by applicable law and regulation and by the internal policies of the Lenders (such appraisal, the “New Fab 25 Facility Appraisal”). If the Documentation Agent does not request the New Fab 25 Facility Appraisal prior to the next Funding Date, the obligation of the Borrower to provide such appraisal will terminate; provided, however, that nothing herein shall affect the obligation of the Borrower to deliver additional appraisals if required pursuant to the Syndication Letter.

ARTICLE 10

CONDITIONS PRECEDENT

10.1   Conditions to Effectiveness.    The effectiveness of this Agreement and the obligation of the Lenders to make the Loans is subject to the following conditions precedent having been satisfied on or prior to the Term Expiry Date in a manner satisfactory to the Agent and each Lender (such date on which all of the following conditions are and remain satisfied, the “Closing Date”):

(a)  This Agreement and the other Loan Documents shall have been executed by each party thereto.

(b)  The Borrower shall have paid all fees due and payable as of the Closing Date under the Fee Letter, which fees shall be nonrefundable, and all fees and expenses of the Agent and the Documentation Agent and the reasonable Attorney Costs incurred in connection with any of the Loan Documents and the transactions contemplated thereby to the extent invoiced.

(c)  The Agent shall have received:

(i)  Copies of the resolutions of the board of directors of the Borrower authorizing the transactions contemplated hereby, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Borrower;

(ii)  A certificate of the Secretary or Assistant Secretary of the Borrower, dated the Closing Date, certifying the names, titles and true signatures of the officer or officers of the Borrower authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be delivered by it hereunder; and

(iii)  the certificate of incorporation and the bylaws of the Borrower as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of the Borrower as of the Closing Date.

(d)  All representations and warranties made hereunder and in the other Loan Documents shall be true and correct as of the Closing Date as if made on such date.

(e)  No Default or Event of Default shall exist on the Closing Date, or would exist after giving effect to any Loans to be made on such date.

(f)  a certificate signed by a Responsible Officer of the Parent, dated as of the Closing Date, stating that: (A) the representations and warranties contained in Article VIII are true and correct on and as of such date, (B) no Default or Event of Default exists, and (C) there has occurred since December 30, 2001, no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(g)  The Existing Senior Credit Facility shall have been amended on or prior to the Closing Date in form and substance satisfactory to the Agent and the Lenders;

(h)  The Agent and the Lenders shall have received such opinions of counsel for the Borrower as the Agent or any Lender shall request, each such opinion to be in a form, scope, and substance satisfactory to the Agent, the Lenders, and their respective counsel.

(i)  The Agent shall have received, in form and substance satisfactory to it:

(i)  evidence that all filings, registrations and recordings have been made in the appropriate governmental offices, and all other action has been taken, which shall be necessary to create, in favor of the Agent on behalf of the Lenders, a perfected first priority Lien on the Collateral (subject only to Permitted Liens), including evidence of recordation of the Deed of Trust (which may consist of a written or telephonic confirmation from the title insurance company), and filing of completed UCC-1 financing statements, in each case in the appropriate governmental offices;

(ii)  evidence that the Liens on the Collateral granted to the Agent on behalf of the Lenders are subject only to Permitted Liens, including the results of searches conducted in the UCC filing records in each of the governmental offices in which UCC-1 financing statements shall have been filed;

(iii)  a title insurance policy (or a binding commitment therefor) for the Deed of Trust (A) issued by a title insurance company of recognized standing satisfactory to the Agent, (B) on an ALTA lender’s extended coverage policy, in an amount and form satisfactory to the Agent, (C) naming the Agent, for the ratable benefit of the Lenders, as the insured thereunder, (D) insuring that the Deed of Trust insured thereby creates a valid first priority Lien on the property covered by such Deed of Trust, subject to no other Liens, other than Permitted Liens, and to no other exceptions, other than those satisfactory to the Agent, and (E) containing such endorsements and affirmative coverage as the Agent or any Lender (through the Agent) may reasonably request;

(iv)  such surveys, appraisals, consents of landlords, estoppels from landlords, tenant subordination agreements and other documents and instruments in connection with the Deed of Trust as shall reasonably be deemed necessary by the Agent or any Lender;

(v)  evidence that all insurance required under this Agreement and the Collateral Documents is in full force and effect;

(vi)  an environmental site assessment or other environmental review report and opinion with respect to the Fab 25 Facility, dated as of a recent date prior to the Closing Date, prepared by a qualified environmental consulting firm acceptable to the Agent;

(vii)  an appraisal of the Machinery & Equipment (such appraisal, the “Machinery & Equipment Appraisal”) and of the Fab 25 Facility, each dated as of a recent date prior to the Closing Date; and

(viii)  duly executed reconveyances and UCC-3 Termination Statements and such other instruments, in form and substance satisfactory to the Agent, as shall be necessary to terminate and satisfy all Liens on the Collateral except Permitted Liens.

(j)  The Agent and the Lenders shall have examined the books of account and other records and files of the Borrower and conducted a pre-closing audit which shall include, without limitation, verification of Inventory and Accounts.

(k)  The Agent shall have received a good standing and tax good standing certificate for the Borrower from the Secretary of State of Delaware, California and Texas as of a recent date, together with a bring-down certificate by facsimile dated the Closing Date, if requested by the Agent;

(l)  The Borrower shall have delivered to the Agent the completed Schedules to this Agreement in form and substance reasonably satisfactory to the Agent;

(m)  The Borrower shall have executed and delivered the Syndication Letter and the Transfer and Assignment Letter; and

(n)  All proceedings taken in connection with the execution of this Agreement, all other Loan Documents and all documents and papers relating thereto shall be reasonably satisfactory in form, scope, and substance to the Agent and the Lenders.

The acceptance by the Borrower of any Loans made on the date of the initial Borrowing hereunder shall be deemed to be (i) a representation and warranty made by the Borrower to the effect that all of the conditions precedent to the making of such Loans have been satisfied, and (ii) a reaffirmation of the granting and continuance of Agent’s Liens, on behalf of itself and the Lenders, pursuant to the Collateral Documents, in each case with the same effect as delivery to the Agent and the Lenders of a certificate signed by a Responsible Officer of the Borrower, dated such date, to such effect.

Execution and delivery to the Agent by a Lender of a counterpart of this Agreement shall be deemed confirmation by such Lender that (i) all conditions precedent in this Section 10.1 have been fulfilled to the satisfaction of such Lender and (ii) the decision of such Lender to execute and deliver to the Agent an executed counterpart of this Agreement was made by such Lender independently and without reliance on the Agent or any other Lender as to the satisfaction of any condition precedent set forth in this Section 10.1.

10.2  Conditions Precedent to Each Loan.    The obligation of the Lenders to make each Loan, including the initial Loans, if any, on or after the Closing Date, shall be subject to the further conditions precedent that on and as of the date of any such extension of credit:

(a)  The following statements shall be true, and the acceptance by the Borrower of any extension of credit shall be deemed to be a statement to the effect set forth in clauses (i) and (ii), with the same effect as the delivery to the Agent and the Lenders of a certificate signed by a Responsible Officer, dated the date of such extension of credit, stating that:

(i)  The representations and warranties contained in this Agreement and the other Loan Documents are correct in all material respects on and as of the date of such extension of credit as though made on and as of such date, other than any such representation or warranty which relates to a specified prior date and except to the extent the Agent and the Lenders have been notified by the Borrower that any representation or warranty is not correct and the Majority Lenders have explicitly waived in writing compliance with such representation or warranty; and

(ii)  No event has occurred and is continuing, or would result from such extension of credit, which constitutes a Default or an Event of Default.

(b)  Neither the Agent nor any Lender shall have received from the Borrower or any other Person any notice that any Collateral Document will no longer secure on a first priority basis, subject only to Permitted Liens, future advances or future Loans to be made or extended under this Agreement.

(c)  No event or circumstance has occurred or exists that could reasonably be expected to result in a Material Adverse Effect.

10.3  Additional Condition Precedent to Each Loan Made After the Closing Date.    The obligation of the Lenders to make each Loan to be made after the Closing Date shall be subject to the further condition precedent that on and as of the date of any such extension of credit:

(a)  the Borrower’s obligations under Section 9.27 shall have been satisfied; and

(b)  If the Documentation Agent requests delivery after the Closing Date of the New Fab 25 Facility Appraisal pursuant to Section 9.27(b), then the aggregate outstanding principal amount of the Loans after giving effect to any such Loans to be made after the Closing Date shall not exceed the lesser of (i) $155,000,000 or (ii) the sum of (A) 80% of the orderly liquidation value of the Machinery & Equipment as set forth in the Machinery & Equipment Appraisal plus (B) 50% of the fair market value (as vacant) of the Fab 25 Facility as set forth in the New Fab 25 Facility Appraisal.

ARTICLE 11

DEFAULT; REMEDIES

11.1   Events of Default.    It shall constitute an event of default (“Event of Default”) if any one or more of the following shall occur for any reason:

(a)  any failure by the Borrower to pay (i) when due, the principal of any of the Obligations or (ii) within three days after the same becomes due whether upon demand or otherwise, any interest or premium on any of the Obligations or any fee or other amount owing hereunder or under any of the other Loan Documents;

(b)  any representation or warranty made or deemed made by the Borrower in this Agreement or by the Borrower or any of its Subsidiaries in any of the other Loan Documents, any Financial Statement, or any certificate furnished by the Borrower or any of its Subsidiaries at any time to the Agent or any Lender is incorrect in any material respect as of the date on which made, deemed made, or furnished;

(c)  (i) any default shall occur in the observance or performance of any of the covenants and agreements contained in Sections 9.2 (as to the Borrower), 9.3, 9.7, 9.8, 9.9, 9.11 through 9.23 and 9.27; or (ii) any default shall occur in the observance or performance of any of the covenants and agreements contained in Sections 7.2 and 7.3 and such default shall continue unremedied for a period of 10 days after the earlier of (A) the date upon which a Responsible Officer knew or reasonably should have known of such default or (B) the date upon which written notice thereof is given to the Borrower by the Agent or any Lender; or (iii) any default shall occur in the observance or performance of any of the other covenants and agreements contained in this Agreement, any other Loan Documents, or any other agreement entered into at any time to which the Borrower or any Subsidiary and the Agent or any Lender are party, and such default shall continue unremedied for a period of 30 days after the earlier of (A) the date upon which a Responsible Officer knew or reasonably should have known of such default or (B) the date upon which written notice thereof is given to the Borrower by the Agent or any Lender), or if any such agreement or document shall terminate (other than in accordance with its terms or the terms hereof or with the written consent of the Agent and the Majority Lenders) or become void or unenforceable, without the written consent of the Agent and the Majority Lenders;

(d)  any default shall occur with respect to any Debt For Borrowed Money of the Borrower or any of its Restricted Subsidiaries (other than the Obligations) in an outstanding principal amount which exceeds $2,500,000, or under any agreement or instrument under or pursuant to which any such Debt For Borrowed Money may have been issued, created, assumed, or guaranteed by the Borrower or any of its Restricted Subsidiaries, and such default shall continue for more than the period of grace, if any, therein specified, if the effect thereof (with or without the giving of notice or further lapse of time or both) is to accelerate, or to permit the holders of any such Debt For Borrowed Money to accelerate, the maturity of any such Debt For Borrowed Money; or any such Debt For Borrowed Money shall be declared due and payable or be required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof; or there occurs under any Rate Protection Arrangement an Early Termination Date (as defined in such Rate Protection Arrangement) resulting from (1) any event of default under such Rate Protection Arrangement as to which the Borrower or any Restricted Subsidiary is the Defaulting Party (as defined in such Rate Protection Arrangement) or (2) any Termination Event (as so defined) as to which the Borrower or any Restricted Subsidiary is an Affected Party (as so defined), and, in either event, the Swap Termination Value owed by the Borrower or such Restricted Subsidiary as a result thereof is greater than $2,500,000.

(e)  the Borrower or any of its Restricted Subsidiaries shall (i) file a voluntary petition in bankruptcy or file a voluntary petition or an answer or otherwise commence any action or proceeding seeking reorganization, arrangement or readjustment of its debts or for any other relief under the federal Bankruptcy Code, as amended, or under any other bankruptcy or insolvency act or law, state or federal, now or hereafter existing, or consent to, approve of, or acquiesce in, any such petition, action or proceeding; (ii) apply for or acquiesce in the appointment of a receiver, assignee, liquidator, sequestrator, custodian, monitor, trustee or similar officer for it or for all or any part of its property; (iii) make an assignment for the benefit of creditors; or (iv) be unable generally to pay its debts as they become due;

(f)  an involuntary petition or proposal shall be filed or an action or proceeding otherwise commenced seeking reorganization, arrangement, consolidation or readjustment of the debts of the Borrower or any of its Restricted Subsidiaries or for any other relief under the federal Bankruptcy Code, as amended, or under any other bankruptcy or insolvency act or law, state or federal, now or hereafter existing and either (i) such petition, proposal, action or proceeding shall not have been dismissed within a period of sixty (60) days after its commencement or (ii) an order for relief against the Borrower or such Restricted Subsidiary shall have been entered in such proceeding;

(g)  a receiver, assignee, liquidator, sequestrator, custodian, monitor, trustee or similar officer for the Borrower or any of its Restricted Subsidiaries or for all or any part of its property shall be appointed or a warrant of attachment, execution or similar process shall be issued against any part of the property of the Borrower or any of its Restricted Subsidiaries;

(h)  the Borrower or any of its Restricted Subsidiaries shall file a certificate of dissolution under applicable state law or shall be liquidated, dissolved or wound-up or shall commence or have commenced against it any action or proceeding for dissolution, winding-up or liquidation, or shall take any corporate action in furtherance thereof;

(i)  all or any material part of the property of the Borrower or any of its Restricted Subsidiaries shall be nationalized, expropriated or condemned, seized or otherwise appropriated, or custody or control of such property or of the Borrower or such Restricted Subsidiary shall be assumed by any Governmental Authority or any court of competent jurisdiction at the instance of any Governmental Authority, except where contested in good faith by proper proceedings diligently pursued where a stay of enforcement is in effect;

(j)  any guaranty of the Obligations shall be terminated, revoked or declared void or invalid;

(k)  one or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against the Borrower or any Restricted Subsidiary involving in the aggregate liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related or unrelated series of transactions, incidents or conditions, of $2,500,000 or more, and the same shall remain unsatisfied or unvacated and unstayed pending appeal for a period of 30 days after the entry thereof;

(l)  any loss, theft, damage or destruction of any item or items of (i) Collateral or (ii) other property of the Borrower or any Restricted Subsidiary occurs which materially and adversely affects the property, business, operation or condition of the Borrower and its Restricted Subsidiaries taken as a whole and is not adequately covered by insurance;

(m)  there occurs a Material Adverse Effect;

(n)  for any reason other than the failure of the Agent to take any action available to it to maintain perfection of the Agent’s Liens, pursuant to the Loan Documents, any Loan Document ceases to be in full force and effect or any Lien with respect to any material portion of the Collateral intended to be secured thereby ceases to be, or is not, valid, perfected and prior to all other Liens (other than Permitted Liens which are expressly permitted hereunder to be prior to the Agent’s Liens) or is terminated, revoked or declared void;

(o)  (i) an ERISA Event shall occur with respect to a Pension Plan or Multi-employer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multi-employer Plan or the PBGC in an aggregate amount in excess of 5% of Adjusted Tangible Net Worth; (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds 5% of Adjusted Tangible Net Worth; or (iii) the Borrower or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multi-employer Plan in an aggregate amount in excess of 5% of Adjusted Tangible Net Worth; or

(p)  there occurs a Change of Control;

(q)  there occurs and is continuing an Event of Default under and as defined in the Deed of Trust or any other Collateral Document; or

(r)  there occurs and is continuing an Event of Default under and as defined in the Existing Senior Credit Facility.

11.2   Remedies

(a)  If an Event of Default exists, the Agent shall, at the direction of the Majority Lenders, do one or more of the following, at any time or times and in any order, without notice to or demand on the Borrower: (A) terminate this Agreement; (B) declare any or all Obligations to be immediately due and payable; provided, however, that upon the occurrence of any Event of Default described in Sections 11.1(e), 11.1(f), 11.1(g), or 11.1(h), the Commitments shall automatically and immediately expire and all Obligations shall automatically become immediately due and payable without notice or demand of any kind; and (C) pursue its other rights and remedies under the Loan Documents and applicable law.

(b)  If an Event of Default has occurred and is continuing: (i) the Agent shall have for the benefit of the Lenders, in addition to all other rights of the Agent and the Lenders, the rights and remedies of a secured party under the UCC; (ii) the Agent may, at any time, take possession of the Collateral and keep it on the Borrower’s premises, at no cost to the Agent or any Lender, or remove any part of it to such other place or places as the Agent may desire, or the Borrower shall, upon the Agent’s demand, at the Borrower’s cost, assemble the Collateral and make it available to the Agent at a place reasonably convenient to the Agent; and (iii) the Agent may sell and deliver any Collateral at public or private sales, for cash, upon credit or otherwise, at such prices and upon such terms as the Agent deems advisable, in its sole discretion, and may, if the Agent deems it reasonable, postpone or adjourn any sale of the Collateral by an announcement at the time and place of sale or of such postponed or adjourned sale without giving a new notice of sale. Without in any way requiring notice to be given in the following manner, the Borrower agrees that any notice by the Agent of sale, disposition or other intended action hereunder or in connection herewith, whether required by the UCC or otherwise, shall constitute reasonable notice to the Borrower if such notice is mailed by registered or certified mail, return receipt requested, postage prepaid, or is delivered personally against receipt, at least five (5) Business Days prior to such action to the Borrower’s address specified in or pursuant to Section 15.8. If any Collateral is sold on terms other than payment in full at the time of sale, no credit shall be given against the Obligations until the Agent or the Lenders receive payment, and if the buyer defaults in payment, the Agent may resell the Collateral without further notice to the Borrower. In the event the Agent seeks to take possession of all or any portion of the Collateral by judicial process, the Borrower irrevocably waives: (A) the posting of any bond, surety or security with respect thereto which might otherwise be required; (B) any demand for possession prior to the commencement of any suit or action to recover the Collateral; and (C) any requirement that the Agent retain possession and not dispose of any Collateral until after trial or final judgment. The Borrower agrees that the Agent has no obligation to preserve rights to the Collateral or marshal any Collateral for the benefit of any Person. To the maximum extent permitted by applicable law and by any applicable contract governing the usage thereof, the Agent is hereby granted a license or other right to use, without charge, the Borrower’s labels, patents, copyrights, name, trade secrets, trade names, trademarks (subject to the Borrower’s right to police the proper usage of trademarks and the maintenance of product quality associated therewith), and advertising matter, or any similar property, in completing production of any Collateral that is work-in-process, advertising or selling any Collateral, and the Borrower’s rights under all licenses and all franchise agreements shall inure to the Agent’s benefit for such purpose. The proceeds of sale shall be applied first to all expenses of sale, including attorneys’ fees, and then to the Obligations. The Agent will return any excess to the Borrower and the Borrower shall remain liable for any deficiency.

(c)  If an Event of Default occurs, the Borrower hereby waives all rights to notice and hearing prior to the exercise by the Agent of the Agent’s rights to repossess the Collateral without judicial process or to reply, attach or levy upon the Collateral without notice or hearing.

ARTICLE 12

TERM AND TERMINATION

12.1  Term and Termination.    The term of this Agreement shall end on the Stated Termination Date, or on such earlier date as provided in this Section 12.1. This Agreement shall automatically terminate without any further action of the parties if the Closing Date shall not have occurred on or prior to the Term Expiry Date. The Agent upon direction from the Majority Lenders may terminate this Agreement at any time after the Closing Date without notice upon the occurrence of an Event of Default. Subject to Section 4.2, Borrower may terminate this Agreement at any time after the Closing Date, subject to payment and satisfaction of all Obligations (including all unpaid principal, accrued interest and any early termination or prepayment fees or penalties). Upon the effective date of termination of this Agreement for any reason whatsoever, all Obligations (including all unpaid principal, accrued interest and any early termination or prepayment fees or penalties) shall become immediately due and payable. Notwithstanding the termination of this Agreement, until all Obligations are indefeasibly paid and performed in full in cash, the Borrower shall remain bound by the terms of this Agreement and the other Loan Documents and shall not be relieved of any of its Obligations, and the Agent and the Lenders shall retain all their rights and remedies (including the Agent’s Liens in and all rights and remedies with respect to all then existing and after-arising Collateral).

ARTICLE 13

AMENDMENTS; WAIVER; PARTICIPATIONS; ASSIGNMENTS; SUCCESSORS

13.1  No Waivers; Cumulative Remedies.    No failure by the Agent or any Lender to exercise any right, remedy, or option under this Agreement or any present or future supplement thereto, or in any other agreement between or among the Borrower and the Agent and/or any Lender, or delay by the Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by the Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by the Agent or the Lenders on any occasion shall affect or diminish the Agent’s and each Lender’s rights thereafter to require strict performance by the Borrower of any provision of this Agreement. The Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy which the Agent or any Lender may have.

13.2  Amendments and Waivers.    No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Majority Lenders (or by the Agent at the written request of the Majority Lenders) and the

Borrower and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders and the Borrower and acknowledged by the Agent, do any of the following:

(a)  increase or extend the Commitment of any Lender;

(b)  postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;

(c)  reduce the principal of, or the rate of interest specified herein on any Loan, or any fees or other amounts payable hereunder or under any other Loan Document;

(d)  change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which is required for the Lenders or any of them to take any action hereunder;

(e)  amend this Section or any provision of the Agreement providing for consent or other action by all Lenders;

(f)  release Collateral other than as permitted by Section 14.11;

(g)  change the definitions of “Majority Lenders”; or

(h)  increase the Maximum Term Loan Amount;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Agent, affect the rights or duties of the Agent under this Agreement or any other Loan Document, and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto.

13.3   Assignments; Participations.

(a)  Any Lender may, with the written consent of the Agent (which consent shall not be unreasonably withheld), after consultation with the Borrower, assign and delegate to one or more Eligible Assignees (provided that no written consent of the Agent shall be required in connection with any assignment and delegation by a Lender to an Affiliate of such Lender) (each an “Assignee”) all, or any ratable part of all, of the Loans, the Commitments and the other rights and obligations of such Lender hereunder, in a minimum amount of $5,000,000 (provided that, unless an assignor Lender has assigned and delegated all of its Loans and Commitments no such assignment and/or delegation shall be permitted unless, after giving effect thereto, such assignor Lender retains a Commitment in a minimum amount of $5,000,000); provided, however, that the Borrower and the Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Borrower and the Agent by such Lender and the Assignee; (ii) such Lender and its Assignee shall have delivered to the Borrower and the Agent an Assignment and Acceptance in the form of Exhibit G (“Assignment and Acceptance”) and (iii) the assignor Lender or Assignee has paid to the Agent a processing fee in the amount of $4,000.

(b)  From and after the date that the Agent notifies the assignor Lender that it has received an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(c)  By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto or the attachment, perfection, or priority of any Lien granted by the Borrower to the Agent or any Lender in the Collateral; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such Assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such Assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers, including the discretionary rights and incidental power, as are reasonably incidental thereto; and (vi) such Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)  Immediately upon each Assignee’s making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e)  Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons not Affiliates of the Borrower (a “Participant”)

participating interests in any Loans, the Commitment of that Lender and the other interests of that Lender (the “originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the originating Lender shall remain solely responsible for the performance of such obligations, (iii) the Borrower and the Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender’s rights and obligations under this Agreement and the other Loan Documents, and (iv) no Lender shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent and subject to the same limitation as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.

(f)  Notwithstanding any other provision in this Agreement, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR §203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

ARTICLE 14

THE AGENT

14.1   Appointment and Authorization.    Each Lender hereby designates and appoints GECC as its Agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. The Agent agrees to act as such on the express conditions contained in this Article 14. The provisions of this Article 14 are solely for the benefit of the Agent, the Agent-Related Persons and the Lenders and the Borrower shall have no rights as a third party beneficiary of any of the provisions contained herein. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Except as expressly otherwise provided in this Agreement, the Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which the Agent is expressly entitled to take or assert under this Agreement and the other Loan Documents, including the exercise of remedies pursuant to Section 11.2, and any action so taken or not taken shall be deemed consented to by the Lenders.

14.2   Delegation of Duties.    The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made without gross negligence or willful misconduct.

14.3   Liability of Agent.    None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own bad faith, gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by the Borrower or any Subsidiary or Affiliate of the Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any of the Borrower’s Subsidiaries or Affiliates.

14.4     Reliance by Agent-Related Persons.

(a)  The Agent-Related Persons shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Agent-Related Persons. Each Agent-Related Person shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent-Related Person shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority Lenders (or all Lenders if so required by Section 13.2) and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

(b)  For purposes of determining compliance with the conditions specified in Article 10, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by any Agent-Related Person to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender.

14.5  Notice of Default.    The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Agent will notify the Lenders of its receipt of any such notice. The Agent shall take such action with respect to such Default or Event of Default as may be requested by the Majority Lenders in accordance with Section 11; provided, however, that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

14.6  Credit Decision.    Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by any Agent-Related Person hereinafter taken, including any review of the affairs of the Borrower and its Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to each Agent-Related Person that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Affiliates, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Agent, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower which may come into the possession of any of the Agent-Related Persons.

14.7  Indemnification.    Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), pro rata, from and against any and all Indemnified Liabilities as such term is defined in Section 15.11; provided, however, that no Lender shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse the Agent and the Documentation Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent and the Documentation Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent and the Documentation Agent are not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Agent.

14.8  Agent in Individual Capacity.    The Bank, GECC and their respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its Subsidiaries and Affiliates as though the Bank and GECC were not the Documentation Agent and Agent, respectively, hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, the Bank, GECC and their respective Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Subsidiary) and acknowledge that the Agent and the Documentation Agent shall be under no obligation to provide such information to them. With respect to its Loans, each of the Bank and GECC shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Documentation Agent and Agent, respectively, and the terms “Lender” and “Lenders” include each of the Bank and GECC in its individual capacity.

14.9  Successor Agent.    The Agent may resign as Agent upon 30 days’ notice to the Lenders and the Borrower, such resignation to be effective upon the acceptance of a successor agent to its appointment as Agent. In the event the GECC sells all of its Commitment and Loans as part of a sale, transfer or other disposition by GECC of substantially all of its loan portfolio, GECC shall resign as Agent and such purchaser or transferee shall become the successor Agent hereunder. If the Agent resigns under this Agreement, subject to the proviso in the preceding sentence, the Majority Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be reasonably satisfactory to the Borrower. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders, which successor agent shall be reasonably satisfactory to the Borrower. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 14 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

14.10  Withholding Tax.    Each Lender organized under the laws of a jurisdiction outside the United States (a “Foreign Lender”) as to which payments to be made under this Agreement or under any promissory note delivered hereunder are exempt from United States withholding tax under an applicable statute or tax treaty shall provide to Borrower and Agent a properly completed and executed IRS Form W-8ECI or Form W-8BEN or other applicable form, certificate or document prescribed by the IRS or the United States certifying as to such Foreign

Lender’s entitlement to such exemption (a “Certificate of Exemption”). Any foreign Person that seeks to become a Lender under this Agreement shall provide a Certificate of Exemption to Borrower and Agent prior to becoming a Lender hereunder. No foreign Person may become a Lender hereunder if such Person fails to deliver a Certificate of Exemption in advance of becoming a Lender.

14.11   Collateral Matters.

(a)  The Lenders hereby irrevocably authorize the Agent, at its option and in its sole discretion, to release any Agent’s Lien upon any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrower of all Loans and all other Obligations; (ii) constituting property being sold or disposed of (including in connection with a sale-leaseback transaction) in accordance with Section 9.8 if the Borrower certifies to the Agent that the sale or disposition is made in compliance with Section 9.8 (and the Agent may rely conclusively on any such certificate, without further inquiry); (iii) constituting property in which the Borrower owned no interest at the time the Lien was granted or at any time thereafter; (iv) constituting property leased to the Borrower pursuant to a lease permitted hereunder if the Borrower certifies to the Agent that such lease is permitted hereunder (and the Agent may rely conclusively on any such certificate, without further inquiry); or (v) constituting property acquired after the Closing Date and financed pursuant to Section 9.12(vii) if the Borrower certifies to the Agent that such financing is made in compliance with Section 9.12(vii) (and the Agent may rely conclusively on any such certificate, without further inquiry). Except as provided above, the Agent will not release any of the Agent’s Liens without the prior written authorization of the Lenders; provided that the Agent may, in its discretion, release the Agent’s Liens on Collateral valued in the aggregate not in excess of $10,000,000 during any one year period without the prior written authorization of the Lenders. Upon request by the Agent or the Borrower at any time, the Lenders will confirm in writing the Agent’s authority to release any Agent’s Liens upon particular types or items of Collateral pursuant to this Section 14.11.

(b)  Upon receipt by the Agent of any authorization required pursuant to Section 14.11(a) from the Lenders of the Agent’s authority to release any Agent’s Liens upon particular types or items of Collateral, and upon at least five (5) Business Days’ prior written request by the Borrower, the Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Agent’s Liens upon such Collateral; provided, however, that (i) the Agent shall not be required to execute any such document on terms which, in the Agent’s opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Borrower in respect of) all interests retained by the Borrower, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(c)  The Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by the Borrower or is cared for, protected or insured or has been encumbered, or that the Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Agent may act in any manner it may deem appropriate, in its sole discretion given the Agent’s own interest in the Collateral in its capacity as one of the Lenders and that the Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing.

(d)  The Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, to execute and deliver the Intercreditor Agreement.

14.12  Restrictions on Actions by Lenders; Sharing of Payments.    Each of the Lenders agrees that it shall not, without the express consent of all Lenders, and that it shall, to the extent it is lawfully entitled to do so, upon the request of all Lenders, set off against the Obligations, any amounts owing by such Lender to the Borrower or any accounts of the Borrower now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so by the Agent, take or cause to be taken any action to enforce its rights under this Agreement or against the Borrower, including the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b)  If at any time or times any Lender shall receive (i) by payment, foreclosure, setoff or otherwise, any proceeds of Collateral or any payments with respect to the Obligations of the Borrower to such Lender arising under, or relating to, this Agreement or the other Loan Documents, except for any such proceeds or payments received by such Lender from the Agent pursuant to the terms of this Agreement, or (ii) payments from the Agent in excess of such Lender’s ratable portion of all such distributions by the Agent, such Lender shall promptly (1) turn the same over to the Agent, in kind, and with such endorsements as may be required to negotiate the same to the Agent, or in same day funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

14.13  Agency for Perfection.    Each Lender hereby appoints each other Lender as agent for the purpose of perfecting the Lenders’ security interest in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should any Lender (other than the Agent) obtain possession of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver such Collateral to the Agent or in accordance with the Agent’s instructions.

14.14  Payments by Agent to Lenders.    All payments to be made by the Agent to the Lenders shall be made by bank wire transfer or internal transfer of immediately available funds to each Lender pursuant to wire transfer instructions delivered in writing to the Agent on or prior to the Closing Date (or if such Lender is an Assignee, on the applicable Assignment and Acceptance), or pursuant to such other wire transfer instructions as each party may designate for itself by written notice to the Agent. Concurrently with each such payment, the Agent shall identify whether such payment (or any portion thereof) represents principal, premium or interest on the Loans or otherwise.

14.15  Concerning the Collateral and the Related Loan Documents.    Each Lender authorizes and directs the Agent to enter into this Agreement and the other Loan Documents relating to the Collateral, for the ratable benefit of the Agent and the Lenders. Each Lender agrees that any action taken by the Agent or Majority Lenders, as applicable, in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral, and the exercise by the Agent or the Majority Lenders, as applicable, of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

14.16  Field Audit and Examination Reports; Disclaimer by Lenders.    By signing this Agreement, each Lender:

(a)  is deemed to have requested that the Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a “Report” and collectively, “Reports”) prepared by the Agent;

(b)  expressly agrees and acknowledges that the Agent (i) is under no obligation or duty to prepare any Report except at otherwise expressly provided in this Agreement, (ii) makes no representation or warranty as to the accuracy of any Report, and (iii) shall not be liable for any information contained in any Report;

(c)  expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agent or other party performing any audit or examination will inspect only specific information regarding the Borrower and will rely significantly upon the Borrower’s books and records, as well as on representations of the Borrower’s personnel;

(d)  agrees to keep all Reports confidential and strictly for its internal use, and not to distribute except to its participants, or use any Report in any other manner; and

(e)  without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of the Borrower; and (ii) to pay and protect, and indemnify, defend and hold the Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses and other amounts (including Attorney Costs) incurred by the Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

14.17   Relation Among Lenders.    The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agent) authorized to act for, any other Lender.

14.18   Other Agents.    None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “co-agent,” “documentation agent,” “sole arranger” or “syndication agent” (each, an “Other Agent”) shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those expressly set forth herein or otherwise applicable to all Lenders as such. Without limiting the foregoing, (i) any Other Agent (other than the Agent) may at any time resign as an Other Agent hereunder, and (ii) none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE 15

MISCELLANEOUS

15.1   Cumulative Remedies; No Prior Recourse to Collateral.    The enumeration herein of the Agent’s and each Lender’s rights and remedies is not intended to be exclusive, and such rights and remedies are in addition to and not by way of limitation of any other rights or remedies that the Agent and the Lenders may have under the UCC or other applicable law. The Agent and the Lenders shall have the right, in their sole discretion, to determine which rights and remedies are to be exercised and in which order. The exercise of one right or remedy shall not preclude the exercise of any others, all of which shall be cumulative. The Agent and the Lenders may, without limitation, proceed directly against the Borrower to collect the Obligations without any prior recourse to the Collateral. No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

15.2   Severability.    The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

15.3   Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

(a)  THIS AGREEMENT SHALL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH

THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICT OF LAWS PROVISIONS PROVIDED THAT PERFECTION ISSUES WITH RESPECT TO ARTICLE 9 OF THE UCC MAY GIVE EFFECT TO APPLICABLE CHOICE OR CONFLICT OF LAW RULES SET FORTH IN ARTICLE 9 OF THE UCC) OF THE STATE OF NEW YORK; PROVIDED THAT THE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b)  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE BORROWER, THE AGENT AND THE LENDERS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE BORROWER, THE AGENT AND THE LENDERS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. NOTWITHSTANDING THE FOREGOING: (1) THE AGENT AND THE LENDERS SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION THE AGENT OR THE LENDERS DEEM NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR OTHER SECURITY FOR THE OBLIGATIONS AND (2) EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT ANY APPEALS FROM THE COURTS DESCRIBED IN THE IMMEDIATELY PRECEDING SENTENCE MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE THOSE JURISDICTIONS.

(c)  THE BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (RETURN RECEIPT REQUESTED) DIRECTED TO THE BORROWER AT ITS ADDRESS SET FORTH IN SECTION 15.8 AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO DEPOSITED IN THE U.S. MAILS. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF AGENT OR THE LENDERS TO SERVE LEGAL PROCESS BY ANY OTHER MANNER PERMITTED BY LAW.

15.4   WAIVER OF JURY TRIAL.    THE BORROWER, THE LENDERS AND THE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE BORROWER, THE LENDERS AND THE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A

JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

15.5  Survival of Representations and Warranties.    All of the Borrower’s representations and warranties contained in this Agreement shall survive the execution, delivery, and acceptance thereof by the parties, notwithstanding any investigation by the Agent or the Lenders or their respective agents.

15.6  Other Security and Guaranties.    The Agent, may, without notice or demand and without affecting the Borrower’s obligations hereunder, from time to time: (a) take from any Person and hold collateral for the payment of all or any part of the Obligations and exchange, enforce or release such collateral or any part thereof; and (b) accept and hold any endorsement or guaranty of payment of all or any part of the Obligations and release or substitute any such endorser or guarantor, or any Person who has given any Lien in any other collateral as security for the payment of all or any part of the Obligations, or any other Person in any way obligated to pay all or any part of the Obligations.

15.7  Fees and Expenses.    The Borrower agrees to pay to the Agent and the Documentation Agent, for its benefit, on demand, all costs and expenses that Agent or the Documentation Agent pays or incurs in connection with the negotiation, preparation, syndication, consummation, administration, enforcement, and termination of this Agreement or any of the other Loan Documents, including: (a) reasonable Attorney Costs; (b) costs and reasonable expenses (including attorneys’ and paralegals’ fees and disbursements) for any amendment, supplement, waiver, consent, or subsequent closing in connection with the Loan Documents and the transactions contemplated thereby; (c) costs and reasonable expenses of lien and title searches and title insurance; (d) taxes, fees and other charges for filing financing statements and continuations, and other actions to perfect, protect, and continue the Agent’s Liens (including costs and reasonable expenses paid or incurred by the Agent in connection with the consummation of Agreement); (e) sums paid or incurred to pay any amount or take any action required of the Borrower under the Loan Documents that the Borrower fails to pay or take; (f) costs of appraisals, inspections, and verifications of the Collateral, including travel, lodging, and meals for inspections of the Collateral and the Borrower’s operations by the Agent plus the Agent’s then customary charge for field examinations and audits and the preparation of reports thereof (such charge is currently $750 per day (or portion thereof) for each agent or employee of the Agent with respect to each field examination or audit); (g) costs and reasonable expenses of forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining any blocked accounts and lock boxes; (h) costs and reasonable expenses of preserving and protecting the Collateral; and (i) costs and reasonable expenses (including attorneys’ and paralegals’ fees and disbursements which shall include the allocated cost of Agent’s in-house counsel fees and disbursements) paid or incurred to obtain payment of the Obligations, enforce the Agent’s Liens, sell or otherwise realize upon the Collateral, and otherwise enforce the provisions of the Loan Documents, or to defend any claims made or threatened against the Agent arising out of the transactions contemplated hereby (including preparations for and consultations concerning any such matters). The foregoing shall not be construed to limit any other provisions of the Loan Documents regarding costs and expenses to be paid by the Borrower.

15.8  Notices.    Except as otherwise provided herein, all notices, demands and requests that any party is required or elects to give to any other shall be in writing, or by a telecommunications device capable of creating a written record, and any such notice shall become effective (a) upon personal delivery thereof, including, but not limited to, delivery by overnight mail and courier service, (b) four (4) days after it shall have been mailed by United States mail, first class, certified or registered, with postage prepaid, or (c) in the case of notice by such a telecommunications device, when properly transmitted, in each case addressed to the party to be notified as follows:

If to the Agent:

General Electric Capital Corporation/Capital Funding Inc.
401 Merritt Seven, 2nd Floor
Norwalk, Connecticut 06856
Attention: Dennis Bickerstaff, Senior Risk Manager
Telecopier No.: (203) 229-1928
Telephone No.: (203) 229-1989

and

General Electric Capital Corporation/Capital Funding, Inc.
2400 E. Katella Avenue, Suite 800
Anaheim, CA 92806
Attention: Nicholas DeCorso
Telecopier No.: (714) 456-9411
Telephone No.: (714) 456- 9403

If to the Borrower:

Advanced Micro Devices, Inc.
AMD International Sales and Service, Ltd.
One AMD Place
Mailstop 89
Sunnyvale, CA 94088
Attention: Treasurer
Telecopy No.: (408) 774-7010

with copies to:

Advanced Micro Devices, Inc.
One AMD Place
Mailstop 150
Sunnyvale, CA 94088
Attention: General Counsel

or to such other address as each party may designate for itself by like notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the persons designated above to receive copies shall not adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

15.9   Waiver of Notices.    Unless otherwise expressly provided herein, the Borrower waives presentment, protest and notice of demand or dishonor and protest as to any instrument, notice of intent to accelerate the Obligations and notice of acceleration of the Obligations, as well as any and all other notices to which it might otherwise be entitled. No notice to or demand on the Borrower which the Agent or any Lender may elect to give shall entitle the Borrower to any or further notice or demand in the same, similar or other circumstances.

15.10   Binding Effect.    The provisions of this Agreement shall be binding upon and inure to the benefit of the respective representatives, successors, and assigns of the parties hereto; provided, however, that no interest herein may be assigned by the Borrower without prior written consent of the Agent and each Lender. The rights and benefits of the Agent and the Lenders hereunder shall, if such Persons so agree, inure to any party acquiring any interest in the Obligations or any part thereof.

15.11   Indemnity of the Agent-Related Persons and the Lenders by the Borrower.    The Borrower agrees to defend, indemnify and hold the Agent-Related Persons, and each Lender and each of its respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including reasonable Attorney Costs of counsel mutually acceptable to the Borrower and the applicable Indemnified Person) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and the termination, resignation or replacement of the Agent or replacement of any Lender) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement, any other Loan Document, or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, that the Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting solely from the bad faith, gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section shall survive payment of all other Obligations.

15.12  Limitation of Liability.    No claim may be made by the Borrower, any Lender or other Person against the Agent, the Documentation Agent, any Lender, or the affiliates, directors, officers, officers, employees, or agents of any of them for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Loan Document, or any act, omission or event occurring in connection therewith, and the Borrower and each Lender hereby waive, release and agree not to sue upon any claim for such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

15.13  Final Agreement.    This Agreement and the other Loan Documents are intended by the Borrower, the Agent and the Lenders to be the final, complete, and exclusive expression of the agreement between them. This Agreement and the other Loan Documents supersede any and all prior oral or written agreements relating to the subject matter hereof or thereof. No modification, rescission, waiver, release, or amendment of any provision of this Agreement or any other Loan Document shall be made, except by a written agreement signed by the Borrower and a duly authorized officer of each of the Agent and the requisite Lenders.

15.14  Counterparts. This Agreement may be executed in any number of counterparts, and by the Agent, each Lender and the Borrower in separate counterparts, each of which shall be an original, but all of which shall together constitute one and the same agreement; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

15.15  Captions.    The captions contained in this Agreement are for convenience of reference only, are without substantive meaning and should not be construed to modify, enlarge, or restrict any provision.

15.16  Right of Setoff.    In addition to any rights and remedies of the Lenders provided by law, if an Event of Default exists or the Loans have been accelerated, each Lender is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the Borrower against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Agent or such Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Lender agrees promptly to notify the Borrower and the Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

15.17  Joint and Several Liability.

(a)  The Borrower shall be liable for all amounts due to the Agent and/or any Lender under this Agreement, regardless of which Borrower actually receives Loans or other extensions of credit hereunder or the amount of such Loans received or the manner in which the Agent and/or such Lender accounts for such Loans or other extensions of credit on its books and records. The Borrower’s Obligations with respect to Loans made to it, and the Borrower’s

Obligations arising as a result of the joint and several liability of the Borrower hereunder, with respect to Loans made to the other Borrower hereunder, shall be separate and distinct obligations, but all such Obligations shall be primary obligations of the Borrower.

(b)  The Borrower’s Obligations arising as a result of the joint and several liability of the Borrower hereunder with respect to Loans or other extensions of credit made to the other Borrower hereunder shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity or enforceability, avoidance or subordination of the Obligations of the other Borrower or of any promissory note or other document evidencing all or any part of the Obligations of the other Borrower, (ii) the absence of any attempt to collect the Obligations from the other Borrower, any other guarantor, or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance or granting of any indulgence by the Agent and/or any Lender with respect to any provision of any instrument evidencing the Obligations of the other Borrower, or any part thereof, or any other agreement now or hereafter executed by the other Borrower and delivered to the Agent and/or any Lender, (iv) the failure by the Agent and/or any Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations of the other Borrower, (v) the Agent’s and/or any Lender’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (vi) any borrowing or grant of a security interest by the other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code, (vii) the disallowance of all or any portion of the Agent’s and/or any Lender’s claim(s) for the repayment of the Obligations of the other Borrower under Section 502 of the Bankruptcy Code, or (viii) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of the other Borrower. With respect to the Borrower’s Obligations arising as a result of the joint and several liability of the Borrower hereunder with respect to Loans or other extensions of credit made to either of the other Borrower hereunder, the Borrower waives, until the Obligations shall have been paid in full and the Loan Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which the Agent and/or any Lender now has or may hereafter have against the Borrower, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to the Agent and/or any Lender to secure payment of the Obligations or any other liability of the Borrower to the Agent and/or any Lender.

Upon any Event of Default, the Agent may proceed directly and at once, without notice, against the Borrower to collect and recover the full amount, or any portion of the Obligations, without first proceeding against the other Borrower or any other Person, or against any security or collateral for the Obligations. The Borrower consents and agrees that the Agent shall be under no obligation to marshal any assets in favor of the Borrower or against or in payment of any or all of the Obligations.

15.18  Contribution and Indemnification among the Borrowers.    Each Borrower is obligated to repay the Obligations as joint and several obligors under this Agreement. To the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Loans made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an “Accommodation Payment”), then the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers in an amount, for each of such other Borrowers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s “Allocable Amount” (as defined below) and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers. As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (a) rendering such Borrower “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (ii) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (iii) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA. All rights and claims of contribution, indemnification and reimbursement under this section shall be subordinate in right of payment to the prior payment in full of the Obligations. The provisions of this section shall, to the extent expressly inconsistent with any provision in any Loan Document, supersede such inconsistent provision.

15.19  Agency of the Parent for each other Borrower.    AMDISS hereby irrevocably appoints the Parent as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including the giving and receipt of notices and execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto. Any acknowledgement, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by both of the Borrowers or each acting singly, shall be valid and effective if given or taken only by the Parent, whether or not AMDISS joins therein.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties have entered into this Agreement on the date first above written.

“BORROWER”

ADVANCED MICRO DEVICES, INC.

By:	/s/ JOHN PATTERSON
Name: John Patterson Title: Treasurer

AMD INTERNATIONAL SALES AND SERVICE, LTD.

By:	/s/ JOHN PATTERSON
Name: John Patterson Title: Treasurer

“AGENT”

GENERAL ELECTRIC CAPITAL CORPORATION, as the Agent

By:	/s/ NITIN SHARMA
Name: Nitin Sharma Title: Vice President

Signature Page 1
to Term Loan Agreement

“LENDERS”

Commitment: $50,000,000	BANK OF AMERICA, N.A., as a Lender

	By:	/s/ KEVIN R. KELLY
Name: Kevin R. Kelly Title: Senior Vice President

Commitment: $50,000,000	GENERAL ELECTRIC CAPITAL CORPORATION, as a Lender

	By:	/s/ NITIN SHARMA
Name: Nitin Sharma Title: Vice President

Commitment: $10,000,000	MERRILL LYNCH CAPITAL, a Division of Merrill Lynch Business Financial Services Inc., as a Lender

	By:	/s/ STEVE COLEY
Name: Steve Coley Title: Vice President, Region Credit Manager

Signature Page 2
to Term Loan Agreement